Exhibit 4.97
Nord Valiant
BBC Additional Clauses
ADDITIONAL CLAUSES
to the Bareboat Charter dated this        21st         day of   December 2018
(“this Charter”)
between
XIANG T89 HK INTERNATIONAL SHIP LEASE CO., LIMITED
(as Owners)
and
MONTE CARLO LAX SHIPPING COMPANY LIMITED
(as Charterers)
in respect of
An Oil and Chemical Tanker named “Nord Valiant” with IMO No.9697909
(“Vessel”)

CONTENTS
CLAUSE	PAGE

32.	DEFINITIONS	3

33.	EFFECTIVENESS OF THIS CHARTER	18

34.	CONDITIONS PRECEDENT	19

35.	DELIVERY OF THE VESSEL	20

36.	EXCLUSION OF WARRANTIES	21

37.	FLAG AND CLASS	23

38.	MANAGEMENT	23

39.	CHARTER PERIOD AND PURCHASE OPTION	24

40.	CHARTER ARRANGEMENT FEE	25

41.	CHARTERHIRE	26

42.	PAYMENTS	27

43.	INDEMNITY	28

44.	OWNERS’ RIGHT TO MORTGAGE	30

45.	OWNERS’ RIGHT TO SALE	30

46.	REPRESENTATIONS AND WARRANTIES	31

47.	UNDERTAKINGS	33

48.	INSURANCES, TOTAL LOSS	41

49.	TERMINATION EVENTS	47

50.	OWNERS’ RIGHTS ON TERMINATION	50

51.	REDELIVERY	51

52.	COMMUNICATIONS	52

53.	ASSIGNMENT AND SET-OFF	54

54.	MISCELLANEOUS	54

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32.	DEFINITIONS
32.1	In this Charter, unless the context otherwise requires, the following expressions shall have the following meanings:
“Acceptance Certificate” means a protocol of delivery and acceptance certificate substantially in the form of Schedule IV (Form of Protocol of Delivery and Acceptance Certificate).
“Advance Hire” has the meaning given to the term in Clause 40.2 (Advance Hire).
“Approved Brokers” means Simpson Spence Young, Clarksons Platou, Maersk Broker, Arrow Shipbrokers, Howe Robinson, Braemar ACM, Barry Rogliano Salles or any other reputable shipbroker nominated by the Charterers and approved by the Owners from time to time.
“Approved Insurers” means the insurance broker(s) from time to time approved by the Owners for the purpose of this Charter.
“Approved Manager” means the manager or sub-manager of the Vessel, being:
(a)	in respect of technical management of the Vessel, CENTRAL MARE INC. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960; and
(b)	in respect of commercial management of the Vessel, CENTRAL SHIPPING INC. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Anniversary” means each anniversary of the Delivery Date. “Banking Day” means:
(a)
in relation to a day on which a payment is to be made or calculated in Dollars, a day (other than a Saturday or a Sunday) on which banks are open for business in Amsterdam, Athens, New York, Beijing and Hong Kong; and

(b)	in relation to any other day, a day (other than a Saturday or a Sunday) on which banks are open for business in Amsterdam, Athens, Beijing and Hong Kong.
“Breakage Costs” means all costs or any expense, premium or penalty which the Owners sustain including, without limitation, such costs incurred in unwinding any associated interest rate or currency swaps or currency futures and/or incurred as a consequence of:
(a)	Delivery not occurring after the delivery under the MOA takes place; and/or
(b)	this Charter is terminated or cancelled prior to the expiry of the Charter Period for whatsoever reason; and/or

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(c)	the lease of the Vessel under this Charter being prevented or early terminated due to the occurrence of a Termination Event.
“Business Ethics Laws” means any laws, regulations and/or other legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, sanctions, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to either party or to any jurisdiction where activities are performed and which shall include: (i) the United Kingdom Bribery Act 2010, (ii) the United States Foreign Corrupt Practices Act 1977 and (iii) any United States, United Nations or European Union sanctions.
“Change of Control” means, in relation to a Security Party, any circumstances in which Control of that Security Party passes from the person or persons (whether acting individually or in concert) who are in Control that Security Party to a person or persons who is not or are not in Control of that Security Party as at the date of this Charter.
“Charter Period” has the meaning given to the term in Clause 39.1.
“Charter Period Expiry Date” means the date which falls on the last day of a sixty (60) Month period after the Delivery Date.
“Charterer” or “Charterers” means MONTE CARLO LAX SHIPPING COMPANY LIMITED, a company incorporated and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Majuro, Marshall Islands MH96960.
“Charterer Account” means the account opened or to be opened in the name of the Charterers with the Charterer Account Bank which includes any sub-accounts or replacement or time deposit thereof and subject to the Owners’ approval, any other account designated in writing by the Owners and the Charterers to be a Charterer Account for the purposes of this Charter.
“Charterer Account Bank” means ABN AMRO in the Netherlands or any other bank or financial institution as may be designated in writing by the Owners and the Charterers to be the Charterer Account Bank for the purpose of this Charter.
“Charterer Account Security Deed” means the account security deed executed or to be executed by and between the Owners and the Charterers in respect of the Charterer Account in form and substance acceptable to the Owners.
“Charter Arrangement Fee” has the meaning given to the term in Clause 40.1 (Charter Arrangement Fee).
“Charter-hire” means, in respect of each Payment Date, the amount calculated by multiplying the Daily Charter Rate by the number of days in the relevant Hire Calculation Period and payable on such Payment Date in accordance with Clause 41 (Charterhire) of this Charter.

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“Classification Society” means the classification society as named in Box 10 of Part I of this Charter, or such other classification society as shall be acceptable to the Owners and any Mortgagee.
“Collateral Charter” means the bareboat charterparty dated on or about the date of this Charter with respect to the bareboat chartering of the Collateral Vessel (together with all amendments, modifications, supplements and addenda thereto from time to time) made between Xiang T88 HK International Ship Lease Co., Limited as owners and PCH77 Shipping Company Limited as charterers.
“Collateral Charter Termination Event” means any termination event or event of default, default and/or breach of the Collateral Charter (however described).
“Collateral Vessel” means the class product/chemical tanker currently bearing builder’s hull number 8218 (tbn “Eco California”).
“Control” means, in respect of a Security Party, the power of a person to secure that the affairs of such Security Party are conducted in accordance with the wishes of that person:
(a)	by means of the holding of shares, or the possession of voting powers in or in relation to such Security Party; or
(b)	as a result of any powers conferred by the articles of association or any other document regulating such Security Party.
“Daily Charter Rate” means in respect of the Charter Period and subject to Clause 47.3, a rate in the sum of US$5,875 (Dollars Five Thousand Eight Hundred and Seventy Five) per day net of any commission.
“Delivery” means the delivery of the Vessel from the Owners to the Charterers according to this Charter.
“Delivery Costs” means the aggregate amount of all charges, fees, costs (including legal fees) and expenses whatsoever incurred and/or arising out of and/or in relation to (i) the delivery of the Vessel under the MOA (excluding the Purchase Price) and/or (ii) the delivery of the Vessel by the Owners to the Charterers under this Charter and/or (iii) the registration of the title of the Vessel in the name of the Owners.
“Delivery Date” means the date of Delivery.
“Dollars” and “US$” means the lawful currency for the time being of the United States of America.
“Early Termination Date” means, in respect of the Vessel, from and including the Delivery Date until the date immediately preceding the 3rd Anniversary, the Delivery Date, each Payment Date and each Anniversary, as more particularly set out under the column headed “Early Termination Date” under:
(a)	in the event that no prepayment is made in accordance with Clause 47.3, Schedule I (Repurchase Price Schedule); or
(b)	in the event that a prepayment is made in accordance with Clause 47.3,

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Schedule VI (Post-prepayment adjustment schedule).
“Early Termination Amount” means, in respect of each Early Termination Date, the amount shown in the column “Early Termination Amount” in:
(a)	in the event that no prepayment is made in accordance with Clause 47.3, Schedule VII (Early Termination Amount Schedule); or
(b)	in the event that a prepayment is made in accordance with Clause 47.3, Schedule VI (Post-prepayment adjustment schedule), each against the relevant Early Termination Date.
“Earnings” means, in relation to the Vessel, all moneys whatsoever from time to time due or payable to the Charterers during the Security Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Charterers in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charter party or other contract for the employment of the Vessel.
“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, security interest or other encumbrance of any kind in each case, securing or conferring any priority of payment in respect of any obligation of any person and includes any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security in each case under any applicable law.
“Environmental Affiliate” means any agent or employee of the Charterers or the Operator or any person having a contractual relationship with the Charterers or the Operator in connection with the Vessel or its operation or the carriage of cargo thereon and/or the provision of goods and/or services on or from the Vessel.
“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals whatsoever required by the Charterers or the Operator under applicable Environmental Laws.
“Environmental Claim” means in relation to the Vessel:
(a)
any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)
any claim by any other third party howsoever relating to or arising out of Environmental Incident (and, in each such case, “claim” shall means a claim for damages, clean-up costs, compliance, remedial action or otherwise); or

(c)	any Proceedings arising from any of the foregoing.
“Environmental Incident” means:

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(a)	any release of Environmentally Sensitive Material from the Vessel; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or the Charterers or the Manager or any manager of the Vessel are actually or allegedly at fault or otherwise liable.

“Environmental Laws” means all laws, regulations, proclamations, orders, conventions and agreements whatsoever relating to pollution or protection of the environment (including, without limitation International Convention on Civil Liability for Oil Pollution Damage, the United States Oil Pollution Act of 1990 (as same may be amended and/or re-enacted from time to time, the “Oil Pollution Act”), United States Comprehensive Environmental Responses, Compensation and Liability Act and any comparable United States federal laws or laws of the individual States of the United States of America) all as amended or supplemented from time to time.
“Environmentally Sensitive Material” means oil, oil products, any other substance which is polluting, toxic or hazardous or any substance the release of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Laws.
“Excess Amount” has the meaning given to the term under Clause 47.6.
“Facility Agreement” shall mean any facility agreement entered into or to be entered into by the Owners and the Lenders before or after the date of this Charter for financing or as the case may be re-financing part of the acquisition costs of the Vessel.
“Finance Documents” means the Facility Agreement, any swap agreement, and any other finance or security documents referred to in or designated as such, or in connection with, the Facility Agreement.
“Financial Indebtedness” means:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any amount raised under any other transaction (including any forward sale or hire purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the

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value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Fixed Hire” means the non-variable element forming part of Hire, as more particularly set out under the column headed “Fixed Hire” in:
(a)	in the event that no prepayment is made in accordance with Clause 47.3, Schedule V (Owners’ Costs Schedule); or
(b)	in the event that a prepayment is made in accordance with Clause 47.3, Schedule VI (Post-prepayment adjustment schedule).
“Flag State” means the Republic of Liberia or such other flag state of the Vessel as changed according to Clause 37 (Flag and Class).
“GAAP” means general accepted accounting principles as effective from time to time in the United States of America.
“General Assignment” means, in relation to the Vessel, a first priority assignment of the Earnings, Insurances, Requisition compensation and Sub-Charter of the Vessel to be executed by the Charterers in favour of the Owners in the form and substance acceptable to the Owners.
“Guarantees” means, collectively:
(a)	a guarantee to be executed by Guarantor A in favour of the Owners in respect of, inter alia, the obligations of the Charterers under this Charter in the form acceptable to the Owners; and
(b)	a guarantee to be executed by Guarantor B in favour of the Owners in respect of, inter alia, the obligations of the Charterers under this Charter in the form acceptable to the Owners.
“Guarantor A” means TOP SHIPS INC., a company established and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Majuro, Marshall Islands MH96960.
“Guarantor B” means CENTRAL SHIPPING MONACO S.A.M., a company established and existing under the laws of Monaco, having its registered office at 16 rue R.P Louis Frolla, Les Orchidees – 2eme Etage, 98000 Monaco.
“Guarantors” means, collectively, Guarantor A and Guarantor B.
“Hire Calculation Period” means, during the Charter Period,
(a)	with respect to the first Hire Calculation Period:

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(i)	in the case of the Delivery Date falls on a day which is before the 15th day of the relevant month, the period commencing from the Delivery Date and ending on the 15th day of that month;
(ii)
in the case of the Delivery Date falls on a date which is on or after the 15th day of the relevant month, the period commencing from the Delivery Date and ending on the 15th day of the succeeding month after the Delivery Date; and

(b)
with respect to each subsequent Hire Calculation Period, each successive period commencing on the first day after the expiry of the immediate preceding Hire Calculation Period and ending on the 15th day of the next succeeding calendar month, except that if a Hire Calculation Period would otherwise extend beyond the Charter Period Expiry Date, then such Hire Calculation Period shall end on the Charter Period Expiry Date.

“Holding Company” shall mean, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Insurances” means (a) any and all contracts and/or policies of insurance required to be in place, taken out, effected and maintained according to any provisions of this Charter, by or for the benefit of the Owners and/or the Mortgagee and/or the Charterers (whether in the sole name of either of the Owners or the Charterers or the , or in the joint names of the Owners and/or the Mortgagee and/or the Charterers and/or the manager or otherwise) in respect of the Vessel, her earnings or otherwise howsoever in connection therein; and (b) all rights, benefits and other assets relating to, or deriving from, any of the foregoing, including claims of whatsoever nature and return of premium.
“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulations issued pursuant to it (and the terms “Safety Management System”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).
“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code.
“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulations issued pursuant to it.
“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.
“Lenders” shall mean the banks and financial institutions defined as Lenders in the Facility Agreement.
“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant

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insurance documents, such Loss Payable Clauses to be in the forms and substance similar to those set out in Schedule III (Loss Payable Clauses) hereto but in any event in accordance with the then prevailing market practice or according to the rules and standard wording of the relevant protection and indemnity association which is a member of the International Group of Protection and Indemnity Association, or in such other form as may from time to time be agreed in writing by the Owners.
“Losses” means all losses, costs, charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature.
“LTV Breach” has the meaning given to the term in Clause 47.3.
“LTV Ratio” has the meaning given to the term in Clause 47.3.
“Major Casualty” shall mean any casualty to the Vessel or incident (other than a Total Loss) in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, reaches the amount of US$300,000 (Dollars Three Hundred Thousand) or the equivalent in any other currency.
“Manager” means any Approved Manager or, with prior written approval by the Owners, such other first class manager to be appointed by the Charterers as the manager of the Vessel or appointed by the manager as the sub-manager of the Vessel.
“Manager’s Undertakings” means a letter of undertakings to be issued by the Manager being in such form as the Owners and/or the Mortgage may require.
“Market Value” means, subject to Clause 47.1.1(a), the arithmetic mean of the value of the Vessel under two (2) Valuation Reports.
“MARPOL” means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1977) and includes any amendments or extensions of it and any regulations issued pursuant to it.
“Material Adverse Effect” means any event, condition or change which materially and adversely affects or could reasonably be expected to materially and adversely affect:
(a)	the assets, liabilities, financial results of or operations or financial condition, of any Security Party ;
(b)	the performance of the obligations of any Security Party under this Charter and/or any Transaction Document to which it is a party; or
(c)	the validity, legality or enforceability of any Transaction Document to which it is a party.
“Minimum Balance” means US$500,000 (Dollars Fiver Hundred Thousand).
“MOA” means the memorandum of agreement dated on or about the date of this Charter made by and between (1) the Charterers as sellers and (2) the Owners as buyers, including all appendices, addenda, supplements and modifications thereto, for the sale and purchase of the Vessel.

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“MOA Cancelling Date” means the cancelling date as determined in accordance with Clause 5 of the MOA.
“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that if there is no such numerically corresponding day, it shall end on the last day in such next calendar month and “months” shall be construed accordingly.
“Mortgage” has the meaning given to it in Clause 44.1.
“Mortgagee” or “Mortgagees” shall mean the person(s) to whom the Vessel is being mortgaged by the Owners;
“Operator” means the Manager and/or any other person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code.
“Owner” or “Owners” means XIANG T89 HK INTERNATIONAL SHIP LEASE CO., LIMITED, a company incorporated and existing under the laws of Hong Kong, having its registered office at 1/F., Far East Consortium Building, 121 Des Voeux Road Central, Hong Kong.
“Owners’ Account” means the account designated in writing by the Owners from time to time to be an Owners’ Account for the purposes of this Charter.
“Owners’ Costs” means, at any relevant time during the Security Period, an amount equal to the Purchase Price as may be reduced by payment of Fixed Hire and any prepayment made pursuant to Clause 47.3, as more particularly set out under the column headed “Owners’ Costs” in:
(a)	in the event that no prepayment is made in accordance with Clause 47.3, Schedule V (Owners’ Costs Schedule); or
(b)	in the event that a prepayment is made in accordance with Clause 47.3, Schedule VI (Post-prepayment adjustment schedule).
“Owners’ Costs Schedule” means a schedule of Owners’ Costs, as more particularly set out in Schedule V (Owners’ Costs Schedule).
“Payment Date” means the last day of each Hire Calculation Period.
“Prepayment Date” has the meaning given to such term in Clause 47.3.
“Proceedings” means any litigation, arbitration or legal action or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal or public office wheresoever (including, without limitation, any action for provisional or permanent attachment of anything or for injunctive remedies or interim relief and any action instigated on an ex parte basis).
“Project Documents” means the Management Agreement and the Sub-Charter.

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“Purchase Option Date” means including and after the expiry of the 3rd Anniversary, each Anniversary and/or a Payment Date until and including the Charter Period Expiry Date. The last Purchase Option Date shall be the Charter Period Expiry Date, as more particularly set out under the column headed “Purchase Option Date” under:
(a)	in the event that no prepayment is made in accordance with Clause 47.3, Schedule I (Repurchase Price Schedule); or
(b)	in the event that a prepayment is made in accordance with Clause 47.3, Schedule VI (Post-prepayment adjustment schedule).
“Purchase Price” means the purchase price of the Vessel under the MOA, being US$30,500,000 (Dollars Thirty Million Five Hundred Thousand only).
“Purchase Option Sum” has the meaning given to the term in Clause 39.2
“Redelivery” shall have the meaning given to it in Clause 51.
“Repurchase Price” means, in respect of each Purchase Option Date, the amount shown in the column “Repurchase Price” in:
(a)	in the event that no prepayment is made in accordance with Clause 47.3, Schedule I (Repurchase Price Schedule); or
(b)	in the event that a prepayment is made in accordance with Clause 47.3, Schedule VI (Post-prepayment adjustment schedule), each against the relevant Purchase Option Date.
“Requisition” means any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period less than 1 year without any right to an extension).
“Restricted Party” means a person or entity that is (i) listed on any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
“Sanctions” means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States; (ii) the United Nations; (iii) the European Union or its Member States, including, without limitation, the United Kingdom; (iv) the People’s Republic of China, or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of state and Her Majesty’s Treasury (“HMT”); (together, the “Sanctions Authorities”).

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“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
“Security Documents” means the following documents:
(a)	the Charterer Account Security Deed;
(b)	the General Assignment;
(c)	the Guarantees;
(d)	the Share Charge;
(e)	the Manager’s Undertaking; and
(f)	any other documents which may be executed by any Security Party in favour of the Owners and designated by the Owners as a “Security Document”, and “Security Document” means any of them.
“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, security interest or other encumbrance of any kind in each case, securing or conferring any priority of payment in respect of any obligation of any person and includes any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security in each case under any applicable law.
“Secured Obligations” means any and all obligations and liabilities (whether actual or contingent, whether as principal, surety or otherwise, whether now existing or hereafter arising, whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages) of the Charterers under the Transaction Documents including, without limitation, payment of all moneys which are or may become payable by the Charterers to the Owners under or pursuant to this Charter.
“Security Parties” shall mean, collectively:
(a)	the Charterers;
(b)	the Guarantors; and
(c)	a party (other than the Owners) to any Security Document (for the avoidance of doubt, always excluding the Manager and the Sub-Charterer), and “Security Party” means any of them.
“Security Period” means the period commencing on the execution date of this Charter and continuing for so long as any or all Secured Obligations remain owing, actually or contingently, to the Owners under this Charter and/or the other Transaction Documents.

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“Share Charge” means a share charge executed or to be executed by the Guarantor A in favour of the Owners whereby the entire shares in the Charterers are charged in favour of the Owners, as security for the performance of all the Secured Obligations.
“Ship Management Agreement” means any agreement made or to be made between the Charterers and the Manager in respect of the technical and/or commercial management of the Vessel.
“Sub-Charter” means, in respect of the Vessel;
(a)
the time charter dated 7 April 2014 and entered into between the Charterers, as owner, and the Sub-Charterer, as time charterer, as the same may be supplemented, amended or extended from time to time; or

(b)	any other sub-charter permitted under this Charter and entered into by the Charterers, as owner, from time to time.
“Sub-Charterer” means:
(a)	DS Norden A/S, a company incorporate under the laws of Denmark and having its registered office at Dampskibsselskabet NORDEN A/S, Strandvejen 52, DK-2900 Hellerrup, Denmark; or
(b)	any other party (that are not the Charterers) to a Sub-Charter.
“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person for which purpose “control” means either ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise and the term “Subsidiaries” shall be interpreted accordingly.
“Swap Gains” means, in relation to any swap agreement, any amount payable to Owner under such swap agreement in relation to an unwinding of the whole or part of any interest rate swap transaction entered into between the Owner and the relevant counterparty under such swap agreement.
“Taxes” has the meaning given to it in Clause 42.2.
“Termination Date” means the date on which the chartering of the Vessel is terminated under this Charter pursuant to the express terms of this Charter.
“Termination Event” has the meaning given to it in Clause 49.1.
“Termination Sum” means the Owners’ losses as a result of the early termination of this Charter prior to the expiry of the Charter Period which amount shall consist of the following:
(a)
all Charter-hire due and payable, but unpaid, under this Charter up to (and including) the Termination Date together with interest accrued thereon pursuant to Clause 42.3 from the due date for payment thereof to the Termination Date;

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(b)
any other sums, other than the Charter-hire, due and payable, but unpaid, under this Charter and the other Transaction Documents together with interest accrued thereon pursuant to Clause 42.3 hereof up to the Termination Date;

(c)	if the Termination Date falls:
(i)	before the 3rd Anniversary and on an Early Termination Date, an amount equal to the Early Termination Amount applicable to such Early Termination Date; and
(ii)	on or after the 3rd Anniversary and on a Purchase Option Date, an amount equal to the Repurchase Price applicable to such Purchase Option Date;
(d)	if the Termination Date falls:
(i)
before the 3rd Anniversary and on a date that is not an Early Termination Date, an amount equal to the aggregate of (A) the Early Termination Amount applicable to the Early Termination Date immediately preceding the Termination Date, and (B) an amount equal to (X-Y)*Z, where X = the Early Termination Amount applicable to the Early Termination Date immediately preceding the Termination Date, Y = the Early Termination Amount applicable to the Early Termination Date immediately succeeding the Termination Date, and Z = the number of days elapsed between the Early Termination Date immediately preceding the Termination Date and the Termination Date; and

(ii)
on or after the 3rd Anniversary and on a date that is not a Purchase Option Date, an amount equal to the aggregate of (A) the Repurchase Price applicable to the Purchase Option Date immediately preceding the Termination Date, and (B) an amount equal to (X-Y)*Z, where X = the Repurchase Price applicable to the Purchase Option Date immediately preceding the Termination Date, Y = the Repurchase Price applicable to the Purchase Option Date immediately succeeding the Termination Date, and Z = the number of days elapsed between the Purchase Option Date immediately preceding the Termination Date and the Termination Date;

(e)	an amount equal to two point five per cent. (2.50%) of the Early Termination Amount or the Repurchase Price (as the case may be) applicable on such Termination Date;
(f)
all liabilities, costs and expenses (including, without limitation, legal fees) so incurred in relation to locating or recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clause 51 (Redelivery) together with interest thereon pursuant to Clause 42.3 from the date on which the relevant Loss was suffered by the Owners;

(g)	any and all Losses incurred or suffered by the Owners as a result of the

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early termination of this Charter, including, without limitation, all Losses incurred or suffered by the Owners in liquidating, employing or prepaying funds acquired or borrowed to purchase or finance or refinance the Vessel (including any costs incurred in unwinding any associated interest rate or currency swaps or currency futures and/or incurred under the Finance Documents less any Swap Gain);
(h)	any and all Breakage Costs; and
(i)	the applicable interest accrued on the sums under the above items calculated pursuant to Clause 42.3 from the due date to the actual date of payment.
“Total Loss” shall mean:
(a)	actual or constructive loss or compromised or arranged total loss of the Vessel, or
(b)	the Requisition of the Vessel, or
(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than Requisition) by any government entity, or by persons allegedly acting or purporting to act on behalf of any government entity, unless the Vessel is released and restored to the Owners within three (3) Months after such an incident.

For the avoidance of doubt, the definition of “Total Loss” may be amended from time to time to accommodate the requirements of the Approved Insurers (following consultation and agreement between the Owners, the Charterers and the Approved Insurers).
“Total Loss Date” shall mean the date upon which a Total Loss is deemed to have occurred as follows:
(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported; or
(b)
in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the insurers of the Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, on the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred. The Charterers, upon the request of the Owners, shall promptly execute such documents to enable the Owners to abandon the Vessel and claim a constructive Total Loss and shall give all assistances in pursuing the said claim; or

(c)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel; or

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(d)	in the case of Requisition, on the date when it is determined by the Approved Insurers or the approved insurers the Owners is irretrievably deprived of the Vessel; or
(e)
in case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than Requisition) by any government entity, or by persons allegedly acting or purporting to act on behalf of any government entity, the date on the expiry of six (6) Months after such an incident or such other shorter period as the Owners may, in their sole discretion, decide or the date when the assured has given notice of abandonment to the insurers.

For the avoidance of doubt, the definition of “Total Loss Date” may be amended from time to time upon written notice by the Owners to the Charterers to accommodate the requirements of the Approved Insurers or approved insurers.
“Total Loss Payment Date” has the meaning given to the term under Clause 48.3(b).
“Transaction Documents” means:
(a)	this Charter;
(b)	the MOA;
(c)	the Security Documents;
(d)
all notices, amendments, addenda, acknowledgements, consents, certificates, instruments, deeds, charges and other documents and/or agreements issued or entered into or, as the case may be, to be issued or entered into pursuant to any of the foregoing; and

(e)	any other document designated as such by the Owners and the Charterers.
“US” means the United States of America.
“Vessel” means the oil/ chemical tanker named “NORD VALIANT” with IMO number 9697595.
“XIRR” means the internal rate of return generated by Microsoft Excel from a series of supplied cash flows (including, without limitation, an initial investment value and a series of net income values) occurring at a series of supplied dates.
32.2	The headings in this Charter do not affect its interpretation.
32.3	Construction
Unless a contrary indication appears, any reference in this Agreement to:
(i)
the “Owners”, the “Charterers”, any “Guarantor”, any “Security Party”, any “Sub-Charterer” any “party” shall be construed as to include its successors in title, permitted assigns and permitted transferees;

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(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)
“indebtedness” includes any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent, and shall include indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under and any amounts payable on termination of leases (whether in respect of ships, land machinery equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of paragraphs (i) to (vi) above;

(v)
a “person” includes any individual, firm, company, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a “Termination Event” is “continuing” if it has not been waived and/or remedied;
(viii)	a provision of law is a reference to that provision as amended or re-enacted; and
(ix)	a time of day is a reference to Beijing time.
33.	EFFECTIVENESS OF THIS CHARTER
33.1	This Charter shall not become effective until all of the following conditions have been fulfilled:
(a)	the execution of this Charter by both parties hereto; and
(b)	the Owners receiving, contemporaneously with the execution of this Charter, the originals of the following duly executed documents:
(i)	the MOA; and
(ii)	the Security Documents;

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The conditions precedent set out in Clause 33.1(b) are for the sole benefit of the Owners and may be waived by the Owners in whole or in part, with or without conditions, without prejudicing the right of the Owners to require fulfilment of such conditions in whole or in part at any time thereafter.
33.2	Notwithstanding any provision of Clause 33.1, Clause 40.1 (Charter Arrangement Fee), Clause 42 (Payments) and Clause 43 (Indemnity) shall take effect upon the execution of this Charter.
33.3	Unless otherwise agreed by the parties hereto in writing, in the event that:
(a)	the MOA is cancelled, terminated, rescinded or otherwise ceases to remain in full force and effect for any reason prior to the Delivery Date; or
(b)	the Vessel is not delivered to the Owners in accordance with the terms of the MOA on or before the MOA Cancelling Date, the Owners shall be entitled (but not obliged) to cancel this Charter by written notice to the Charterers.
33.4	With immediate effect upon the Charterers’ receipt of the notice of cancellation from the Owners in accordance with Clause 33.3:
(a)
this Charter shall be deemed to be cancelled forthwith and the Owners’ obligations under this Charter shall immediately be terminated and discharged (with the exception of Clause 17 (Indemnity) (Part II) and Clause 43 (Indemnity)); and

(b)	the Charterers shall forthwith pay to the Owners the aggregate of the following amounts:
(i)
any and all costs and expenses (including, without limitation to, legal fees) incurred by the Owners in connection with the entering into of this Charter, the MOA, the Transaction Documents and the transactions contemplated therein;

(ii)
any unpaid Charter Arrangement Fee (irrespective of whether such unpaid balance has become due and payable in accordance with Clause 40.1 (Charter Arrangement Fee)), it being understood that such payment shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owners in entering into this Charter and shall therefore be paid as compensation to the Owners;

(iii)	any and all Breakage Costs incurred by the Owners as a result of such cancellation; and
(iv)	all other amounts due and payable (other than the Termination Sum) but unpaid by the Charterers under this Charter together with interest accruing thereon pursuant to Clause 42.3.
34.	CONDITIONS PRECEDENT

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34.1
The Owners will not be obliged to charter the Vessel to the Charterers in accordance with the terms and conditions of this Charter unless the Owners, on or before the Delivery Date, has received all of the documents and other evidences listed in Schedule II (Conditions Precedent) in form and substance satisfactory to the Owners.

34.2	The Owners will only be obliged to charter the Vessel to the Charterers in accordance with the terms and conditions of this Charter if on the Delivery Date:-
(a)	no Termination Event has occurred and is continuing, and no other event has occurred, which with the giving of notice and/or lapse of time would, if not remedied, constitute a Termination Event;
(b)
each of the representations and warranties contained in Clause 46 (Representations and Warranties) is true and correct in all material aspects by reference to the facts and circumstances then existing; and

(c)	delivery of the Vessel from the Charterers to the Owners under and subject to the terms of the MOA.
34.3
The conditions precedent set out in Schedule II (Conditions Precedent) and this Clause 34 are for the sole benefit of the Owners and may be waived by the Owners in whole or in part, with or without conditions, on or before the Delivery Date without prejudicing the right of the Owners to require fulfilment of such conditions in whole or in part at any time thereafter.

34.4
The Owners may in its discretion deliver the Vessel to the Charterers under this Charter notwithstanding that one or more of the conditions precedent set out in Clause 34.1 or Clause 34.2 have not been satisfied by the Delivery Date, in which event the Charterers shall procure the satisfaction of the relevant conditions precedent within seven (7) days thereafter or such longer period as the Owners in its absolute discretion shall agree in writing.

35.	DELIVERY OF THE VESSEL
35.1
As at the date of this Charter, the Owners have entered into the MOA with the Sellers. The Charterers hereby confirm that they have reviewed, received and agreed to the formof the MOA (or copies thereof).

35.2
The Owners will deliver and the Charterers will take delivery of the Vessel under this Charter immediately, which to the extent possible shall be deemed to take place simultaneously, after the Sellers deliver the Vessel to the Owners under and subject to the terms of the MOA upon the Delivery Date, irrespective of whether or not the Charterers take the possession and/or use of the Vessel, subject to which, the Charterers will accept the Vessel on an “as is where is” basis on delivery under this Charter. The Charterers shall not be entitled for any reason whatsoever to refuse to accept delivery of the Vessel under this Charter.

35.3
The Delivery Date for the purpose of this Charter shall be the date when the Vessel is actually delivered by the Charterers (as sellers) to the Owners (as buyers) pursuant to the MOA. The Owners shall be under no responsibility for any losses or damage as a result of any delay in delivery of the Vessel to the Charterers for whatsoever reason.

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35.4
Without prejudice to the provisions of Clause 35.2, the Owners and the Charterers shall on the Delivery Date sign an Acceptance Certificate evidencing delivery of the Vessel hereunder and delivery of which will constitute:

(a)	irrevocable, final and conclusive acceptance of the Vessel by the Charterers for the purposes of this Charter;
(b)
irrevocable, final and conclusive evidence that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at the time of delivery to the Charterers seaworthy, in accordance with the provisions of this Charter, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterers and free and clear of all Encumbrances and debts of whatsoever nature; and

(c)	irrevocable, final and conclusive evidence that the Vessel is satisfactory in all respects and complies with the requirements of this Charter.
35.5	The Charterers shall pay to the Owners any of the Delivery Costs from time to time within five (5) Banking Days after presentation of evidence.
36.	EXCLUSION OF WARRANTIES
36.1	No responsibility for Vessel
The Charterers expressly acknowledge and agree that:
(a)
the Owners are not the manufacturer or original supplier of the Vessel which has been purchased by the Owners pursuant to the MOA and therefore the Owners make no condition, term, representation or warranty, express or implied (and whether statutory, contractual or otherwise) as to the Owners’ title to the Vessel or as to the seaworthiness, merchantability, classification, condition, design, quality, operation, performance, capacity or fitness for use or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. Delivery (or, as the case may be, deemed delivery) of the Vessel to the Charterers under this Charter shall be conclusive proof evidencing that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at that time seaworthy and in all aspects satisfies any intended use of the Charterers, in accordance with the provisions of this Charter, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterers and free and clear of all Encumbrances and debts of whatsoever nature, other than the Encumbrances permitted or created by the Owners pursuant to the terms hereof, and the Charterers hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the physical condition of the Vessel, or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel);

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(b)	the condition of the Vessel on Delivery to the Charterers under this Charter is the sole responsibility of the Charterers;
(c)	the Vessel is, or will upon Delivery be, satisfactory for the business of the Charterers and any intended use of the Charterers;
(d)
the Owners have purchased the Vessel solely for the purpose of leasing the Vessel to the Charterers under this Charter and the Owners enter into this Charter at the request of, but not on behalf of, the Charterers; and

(e)	the Owners will have no responsibility whatsoever for any loss of profit resulting directly or indirectly from any defect or alleged defect in the Vessel.
To the extent permissible under applicable law, the Charterers also waives any rights which it may have in tort in respect of any of the matters referred to above and irrevocably agrees that the Owners shall have no greater liability in tort in respect of any such matter than it would have in contract after taking account of all the foregoing exclusions. No third party making any representation or warranty relating to the Vessel or any part of the Vessel is the agent or partner of the Owners nor has any such third party authority to bind the Owners thereby.
In particular, and without prejudice to the generality of the foregoing, the Owners shall be under no liability whatsoever and howsoever arising in respect of the sickness, injury, death, loss, damage or delay of or to or in connection with any vessel (including the Vessel) or any person or property whatsoever, whether on board the Vessel or elsewhere, irrespective of whether such injury, death, loss, damage or delay shall arise from the seaworthiness, merchantability, classification, condition, design, quality, operation, performance, capacity or fitness for use or as to the eligibility of the Vessel, and the Charterers agree to indemnify, defend and hold the Owners harmless from any of above liabilities.
36.2	As Is, Where Is
The Vessel leased under this Charter will be delivered “as is, where is”, and subject to each and every disclaimer set forth in this Clause 36.2, the Charterers agrees and acknowledges that the Owners will have no liability in relation to, and has not nor will be deemed to have made or given, any conditions, warranties or representations, express or implied, with respect to the Vessel, including but not limited to the description, merchantability, satisfactory quality, fitness for any use or purpose, value, condition, or design, of the Vessel or any part thereof or any obligation, liability, right, claim or remedy in tort, whether or not arising from the owner’s or any other party’s negligence, actual or imputed, or any obligation, liability, right, claim or remedy for loss of or damage to the Vessel, for any liability of the charterer to any third party, or for any other direct or indirect, incidental or consequential damages. The Charterers hereby waive all its rights in respect of any condition, warranty or representation, express or implied, on the part of the owner, any finance party and each interested party and all claims against the owner, any finance party or any interested party howsoever and whenever arising at any time in respect of or out of, in each case, the condition, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, the seaworthiness or otherwise of the Vessel).
36.3	Charterers’ Acknowledgment

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The Charterers confirm that they are fully aware of the provisions of Clause 36.2(As Is, Where Is) and acknowledge that Charter-hire and other amounts have been calculated notwithstanding these provisions.
36.4
The Charterers hereby waive all of its rights in respect of any condition, term, representation or warranty express or implied (and whether statutory or otherwise) on the part of the Owners and all of its claims against the Owners howsoever and whatsoever that may arise in respect of the Vessel or the Owners’ title thereto, or all of its rights therein or arising out of the operation of the Vessel or the chartering thereof under this Charter (including in respect of the seaworthiness or otherwise of the Vessel).

36.5
The Charterers agree that the Owners shall be under no liability to supply any replacement Vessel or any piece or part thereof during any period when the Vessel is unusable and shall not be liable to the Charterers or any other person as a result of the Vessel being unusable.

37.	FLAG AND CLASS
37.1
The Vessel shall be registered in the ownership of the Owners under the Flag State (with a proper demise charter notation in respect of this Charter) for the duration of the Charter and the Charterers shall provide full cooperation and assistance and bear all the costs and expenses to effect such registration.

The Charterers warrant and represent to the Owners that to the best knowledge of the Charterers, there is nothing under the laws of the Flag State which prevents the Vessel from being registered in the ownership of the Owners upon Delivery. The Charterers hereby further undertake that if such flag state for title or demise charter registration becomes involved in hostilities or civil war or there is a seizure of power by unconstitutional means or there is an adverse change in the legal or tax system in such flag state or such other reason, which in the reasonable opinion of the Owners might be expected to imperil the Vessel or the title or ownership of the Vessel or increase the financial liability of the Owners, the Owners shall, at any time during the Charter Period, be entitled to transfer the flag of the Vessel from the Flag State at the time to such other registry as the Owners may reasonably select following consultation with the Charterers. All costs and expenses including without limitation annual tonnage tax arising in connection with the title registration and/or the demise charter registration and/or change of the Vessel’s flag state shall be borne by the Charterers.
37.2
The Charterers shall ensure that the Vessel shall be entered and maintained in the highest class under the Classification Society indicated in Box 10 of Part I of this Charter (or with such other classification society as shall be acceptable to the Owners and/or the Lenders) throughout the duration of this Charter, free of all overdue recommendations and conditions, and comply with the rules and regulations of the Classification Society.

38.	MANAGEMENT
38.1	The technical and commercial management of the Vessel after Delivery and during the Charter Period shall be with the Manager.
38.2	The Owners’ prior written consent shall be obtained in case of any change of the

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Manager during the Charter Period to any Manager which is not an Approved Manager. If the Owners consent to such change, the Charterers shall further procure that before such appointment commences, the Manager shall first issue and deliver to the Owners (or, as the case maybe, the Mortgagee) a Manager’s Undertaking in such form and substance as the Owners may require.
39.	CHARTER PERIOD AND PURCHASE OPTION
39.1
The period of chartering of the Vessel under this Charter shall commence on the Delivery Date and end on the Charter Period Expiry Date unless otherwise terminated in accordance with the terms hereof (the “Charter Period”).

The Charterers shall have no right to terminate this Charter before the Charter Period Expiry Date except as set forth in Clause 39.2 .
39.2
On and after the 3rd anniversary of the Delivery Date until the Charter Period Expiry Date, the Charterers have the option to purchase the Vessel from the Owners on any Purchase Option Date, provided all the following conditions are satisfied:-

(a)
the Charterers shall serve the Owners at least sixty (60) days’ prior written notice (the “Purchase Option Notice”), which shall specify the Purchase Option Date on which the Charterers intend to purchase the Vessel;

(b)	no Termination Event has occurred and is continuing; and
(c)
on or before the scheduled Purchase Option Date (as specified in the Purchase Option Notice), the Charterers shall have paid to the Owners the aggregate amount of the following sums (the “Purchase Option Sum”):

(i)	the Repurchase Price applicable to such Purchase Option Date;
(ii)
if the Purchase Option Date does not fall on a Payment Date, an amount equal to the Charter-hire covering the period from the Payment Date immediately preceding such Purchase Option Date until the Purchase Option Date (being the Daily Charter Rate multiplied by the number of days elapsed during such period);

(iii)	all amounts (including, without limitation, Charter-hire and any Breakage Costs) due and payable under this Charter and other Transaction Documents less any Swap Gain; and
(iv)	all liabilities, costs and expenses (including, without limitation, legal fees) in relation to transferring title to the Charterers and/or the closing of registration of the Vessel.
39.3
In the event the Charterers exercise their option to purchase the Vessel pursuant to Clause 39.2 on a Purchase Option Date other than the Charter Period Expiry Date, this Charter shall be early terminated on the date on which the protocol of delivery and acceptance is signed and timed in accordance with Clause 39.4.

39.4	The Owners shall in exchange for payment of the Purchase Option Sum, at the Charterers’ costs and expense, provide the Charterers with:

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(i)
a legal Bill of Sale in respect of the Vessel transferring to the Charterers the title to the Vessel stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever duly attested and legalised or apostilled, as required by Charterers’ nominated flag state; and

(ii)
Certificate or Transcript of Registry issued by the competent authorities on the date of delivery evidencing the Owners’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Charterers as soon as possible after delivery of the Vessel.

Upon the Owners’ provision of the documents required under this Clause 39.4, the Owners and the Charterers shall sign a protocol of delivery and acceptance of the Vessel, which shall be conclusive evidence that the Vessel has been delivered by the Owners to the Charterers and the sale of and transfer title in the Vessel by the Owners to the Charterers has completed. Delivery of the Vessel to the Charterers under this Clause 39.4 shall be at such safe and accessible port as specified by the Charterers.
39.5
The Charterers shall, immediately prior to the receipt of the bill of sale, furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners) whereby the Charterers and the Guarantors shall state that, among other things, the Owners have and will have no interest, concern or connection with the Vessel after the date of such letter and that the Charterers and/or the Guarantors shall indemnify the Owners and keep the Owners indemnified forever against any claims made by any person arising in connection with the Vessel.

39.6
The sale of the Vessel in accordance with this Clause 39 (Charter Period and Purchase Option) shall be on an “as is, where is “ basis, with the Mortgage (or Mortgages) on the Vessel created pursuant Clause 44 (Owners’ Right to Mortgage) fully discharged, without any warranty or guarantee of condition, fitness for purpose or similar type of condition warranty and without any recourse to, or representation or warranty from, the Owners. The Charterers hereby acknowledge and agree that the Owners make no condition, term, representation or warranty, express or implied (and whether statutory or otherwise) as to the seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel.

39.7
All registration, legal or other expenses whatsoever incurred in transferring the title from the Owners to the Charterers (including, without limitation to, any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Charterers’ flag shall be for Charterers’ account and/or the closing of the Owners’ register and transferring title to the Charterers) shall be borne by the Charterers and paid to the Owners on demand.

40.	CHARTER ARRANGEMENT FEE

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40.1	Charter Arrangement Fee
The Charterers shall, on the earlier of the Delivery Date and the MOA Cancellation Date, pay to the Owners a non-refundable charter arrangement fee in an amount equal to one per cent (1%) of the Purchase Price (the “Charter Arrangement Fee”) provided that the obligation of the Charterers to make payment of the Charter Arrangement Fee shall be set-off against the obligation of the Owners to make payment of the Purchase Price under the MOA such that the Sellers’ Portion (as defined in the MOA) payable by the Owners (as buyers) to the Charterers (as sellers) under the MOA shall be set-off against an amount equal to the Charter Arrangement Fee.
40.2	Advance Hire
(a)
The Charterers shall, on the Delivery Date, pay to the Owners by way of an irrevocable payment an amount equal to twenty nine percent (29%) of the Purchase Price (the “Advance Hire”) as advance hire under this Charter, provided that the obligation of the Charterers to make payment of the Advance Hire shall be set off against the obligation of the Owners to make payment of the Purchase Price under the MOA such that the Sellers’ Portion (as defined in the MOA) payable by the Owners (as buyers) to the Charterers (as sellers) under the MOA shall be set-off against an amount equal to the Advance Hire.

(b)	All Advance Hire paid pursuant to this Clause 40.2 shall bear no interest and shall be non-refundable.
41.	CHARTERHIRE
41.1
The Charterers shall, on each Payment Date (in respect of which time shall be of the essence) throughout the Charter Period, pay to the Owners as hire for use of the Vessel, the Charter-hire due and payable as of each such Payment Date in accordance with the terms of this Charter.

41.2
The Vessel shall not be deemed off-hire at any time and the Charterers’ obligation to pay all Charter-hire and all other amounts payable under this Charter shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever and whether or not similar to any of the matters set out in paragraphs (i) to (x) below, including, without limitation:

(i)	any set-off, counterclaim, recoupment, defence or other right which the Charterers may at any time have against the Owners or any other person for any reason whatsoever;
(ii)
the unavailability of the Vessel for any reason, including (but not limited to) any invalidity or other defect in the title, the seaworthiness, condition, design, operation, performance, capacity, merchantability, security interest, or fitness for use or eligibility of the Vessel for any particular trade or operation or for documentation under the laws of any country or any damage to the Vessel;

(iii)	any change, extension, indulgence or other act or omission in respect of any

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indebtedness or obligation of the Charterers, or any sale, exchange, release or surrender of, or other dealing in, any security for any such indebtedness or obligation;
(iv)	any incapacity, disability, or defect in powers of the Charterers, or any irregular exercise thereof by, or lack of authority of, any person purporting to act on behalf of the Charterers;
(v)	any damage to or loss (including a Total Loss), destruction, capture, seizure, judicial attachment or arrest, forfeiture or marshal’s or other sale of the Vessel;
(vi)
any libel, attachment, levy, detention, sequestration or taking into custody of the Vessel or any restriction, prevention, interference, interruption or cessation in the use or possession thereof by the Charterers for any reason whatsoever, or any inability to engage in any particular trade;

(vii)	any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Charterers;
(viii)	any failure or delay on the part of the Owners whether with or without fault on its part, in performing or complying with any of the terms or covenants hereof;
(ix)	any lack of due authorizations or documentation for the Vessel for any particular trade or use, or invalidity, illegality or other defect of this Charter; or
(x)	any circumstances which, but for this provision, might operate to exonerate the Charterers from liability, whether in whole or in part, under this Charter.
42.	PAYMENTS
42.1	Notwithstanding anything to the contrary contained in this Charter, all payments by the Charterers hereunder (whether by way of hire or otherwise) shall be made as follows:
(a)	in the case of Charter-hire, not later than the relevant Payment Date;
(b)	in Dollars in immediately available funds for same day value to the Owners’ Account; and
(c)	if any day for the making of any payment hereunder shall not be a Banking Day, the due date for payment of the same shall be the immediately preceding Banking Day.
42.2
All payments by the Charterers under this Charter shall be made without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or on account of, any present or future income, freight, stamp and other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature (collectively “Taxes”). If the Charterers are so required to make any withholding or deduction from any such payment, the sum due from the Charterers

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in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the Owners receive a net sum equal to the amount which it would have received had no such withholding or deduction been required to be made. The Charterers shall promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts, if any, paid to payable in respect of any such withholding or deduction as aforesaid.
42.3
In the event of failure by the Charterers to pay on the due date for payment thereof, or in the case of the sum payable on demand, the date of demand therefor, any hire or other amount payable by them under this Charter, the Charterers shall pay, as liquidated damages and not as penalty, to the Owners on demand default interest on such hire or such other amount from the date of such failure to the date of actual payment (both before and after any relevant judgment or winding up of the Charterers) at the rate of five per cent (5%) per annum. Any interest payable under this Charter shall accrue from day to day and shall be calculated on the actual number of days elapsed and a three hundred and sixty (360) day year and shall be compounded at such intervals as the Owners shall determine and shall be payable on demand.

The aforementioned interest rate has been agreed between the parties to represent a genuine and reasonable pre-estimate of the Owners’ loss in the event of failure by the Charterers to pay on the due date and was negotiated on the basis of the direct and overhead costs (together with a reasonable profit thereon) and the cost of interest on borrowings and other bank charges incurred by the Owners and reasonable costs incurred by the Owners with respect to such Charterers’ delay in payment.The Charterers accept that this sum is neither exorbitant nor unconscionable when regard is had to the Owners’ interest in the performance of this Charter.
42.4	Time of payment of Charter-hire and all other sums payable under this Charter shall be of the essence of this Charter.
43.	INDEMNITY
43.1
To the extent such liability is not caused by a default of the Owners hereunder, the Charterers agree at all times whether before, during or after the Charter Period, to indemnify and keep the Owners indemnified, hold harmless against:

(a)
all reasonable, properly incurred and documented costs and expenses incurred by the Owners as a result of its entering into and/or performance of this Charter and other Transaction Documents, including without limitation the costs, expenses, fees, charges for legal services, evaluation, consultancy, survey, registration of the Vessel, registration of relevant charges, perfection of any securities and others of whatsoever nature arising out of or in connection with this Charter;

(b)
all costs and expenses whatsoever incurred in connection with this Charter and any Transaction Document or the Vessel, and any costs, charges, or expenses which the Charterers have agreed to pay under this Charter and which are claimed or assessed against or paid by the Owners;

(c)	all Losses suffered or incurred by the Owners and arising out of the design, manufacture, delivery, non-delivery, purchase, importation, registration,

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ownership, chartering, sub-chartering, possession, control, use, operation, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of or loss of or damage to the Vessel or otherwise in connection with the Vessel (whether or not in the control or possession of the Charterers) including any and all claims in tort or in contract by any sub-charterer of the Vessel from the Charterers or by the holders of any bill of lading issued by the Charterers or the sub-charterer;
(d)
all Losses suffered or incurred by the Owners which result from claims which may at any time be made on the ground that any design, article or material of or in the Vessel or the operation or use thereof constitutes or is alleged to constitute an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever;

(e)
all Losses suffered or incurred by the Owners in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel therefrom;

(f)
all Losses suffered or incurred by the Owners with respect to or as a direct result of the presence, escape, seepage, spillage, leaking, discharge or migration from the Ship of oil or any other hazardous substance, including without limitation, any claims asserted or arising under the US Oil Pollution Act of 1990 (as same may be amended and/or re-enacted from time to time hereafter) or similar legislation, regardless of whether or not caused by or within the control of the Charterers;

(g)	following a Termination Event, any Losses incurred or suffered by the Owners in connection with the Finance Documents;
(h)
any Losses suffered or incurred by the Owners which result from any breach of the Manager’s Undertaking by the Charterers or the Manager, or replacing the Manager and obtaining a Manager’s Undertaking from the new manager; and

(i)
any Losses incurred or suffered by the Owners in liquidating, employing or prepaying funds acquired or borrowed to purchase or finance or refinance the Vessel (including any costs incurred in unwinding any associated interest rate or currency swaps or currency futures) following any default in payment hereunder or the occurrence of any Termination Event.

43.2
If, under any applicable law, whether as a result of judgment against the Charterers or the liquidation of the Charterers or for any other reason, any payment to be made by the Charterers under or in connection with this Charter is made or is recovered in a currency other than the currency in which it is payable pursuant to this Charter (the “currency of obligation”) then, to the extent that the payment (when converted into the currency of obligation at the rate of exchange on the date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Charter, the Charterers shall as a separate and independent obligation, fully indemnify the Owners against the amount of the shortfall; and for the purposes of this provision “rate of exchange” means the best

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rate at which the Owners is able on the relevant date to purchase the currency of obligation with the other currency.
43.3
The indemnities contained in this Clause 43, and each other indemnity contained in this Charter, shall survive any termination or other ending of this Charter and any breach by, or repudiation or alleged repudiation by, the Charterers or the Owners of this Charter.

43.4	All moneys payable by the Charterers under this Clause 43 shall be paid on demand of the Owners.
44.	OWNERS’ RIGHT TO MORTGAGE
44.1
The Charterers agree that the Owners shall be entitled at any time after the date of this Charter, to grant any bank or financial institution (the “Mortgagee”) a first ranking mortgage on the Vessel, assignment(s) of the Owners’ earnings, the Insurances and requisition compensation thereof, and assignment(s) of any and all its rights, title, interest and benefit in and to this Charter and/or all or any security under the Transaction Documents to the Mortgagee as security for any loan or other facilities arranged by the Owners to finance or re-finance the purchase of the Vessel (collectively, the “Mortgage”).

44.2
The Charterers hereby agree and undertake to enter into any such documents as the Mortgagee shall reasonably require in relation to the aforementioned finance or re-finance of the Vessel including without limitation assignment of insurance and requisition compensations by the Charterers, the assignment of this Charter and the other relevant Transaction Documents, and to procure that the Manager to issue the Manager’s Undertakings provided.

44.3	The Charterers agree with the Owners to acknowledge notice of any assignment of this Charter executed in favour of the Mortgagee in the manner as required by the Mortgagee.
44.4	All costs and expenses incurred by the Owners in connection with Mortgage shall be for the account of the Owners.
45.	OWNERS’ RIGHT TO SALE
45.1
During the Charter Period, the Owners shall be entitled to transfer the title in the Vessel to any of its Affiliates; however, any transfer of title in the Vessel to a party other than an Affiliate of the Owners shall, in the absence of a Termination Event, require the Charterers’ prior approval which shall not be unreasonably withheld or delayed.

In case of any such change of ownership, unless the parties agree otherwise, this Charter should continue between the subsequent owner and the Charterers on identical terms (save for logical and consequential amendments and the assumption by the subsequent owner of the Owners’ obligations and liabilities thereunder).
The Charterers agree and undertake to enter into any such usual documents as the Owners shall reasonably require to complete or perfect the transfer of the Vessel

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pursuant to this Clause 45.1, any costs or expenses whatsoever arising in relation thereto to be borne by the Owners.
45.2
The Charterers hereby agree and undertake that at any time upon the request of the Owners they will promptly and duly execute, sign, perfect, do and (if required) register, and procure any Security Party and other persons to execute and do, such assurances, acts, deeds and things and (if required) register every such further assurance, document, act or thing as in the sole opinion of the Owners may be necessary for the purpose of more effectually completing or perfecting the transfer of the Vessel (with the benefit and burden of this Charter) pursuant to Clause 45.1. All costs and expenses incurred by the Owners pursuant to this Clause 45.2 shall be for the account of the Owners.

46.	REPRESENTATIONS AND WARRANTIES
46.1
The Charterers acknowledge that the Owners have entered into this Charter in full reliance on representations by the Charterers in the following terms, and the Charterers now warrant to the Owners that the following statements are true and accurate at the date hereof, on the Delivery Date and throughout the continuation of this Charter:

(a)	each of the Security Parties is duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation;
(b)
each of the Security Parties has the power to conduct its business as it is now carried on, to own or hold under lease its assets, to execute, deliver and perform its obligations under the Transaction Documents to which it is respectively a party, and all necessary corporate, shareholder’s and other actions have been taken to authorise the execution, delivery and performance of such documents;

(c)
each Transaction Document to which any Security Party is a party constitutes such Security Party’s valid and legally binding and enforceable obligations ranking at least pari passu with all other of its unsecured obligations and liabilities (actual or contingent) other than any such obligations and liabilities preferred by law;

(d)	the entry into and performance by each Security Party of the Transaction Document and Project Document to which it is a party does not, and will not during the Security Period, violate in any respect
(i)	any existing law or regulation of any governmental of official authority or body;
(ii)	its constitutional documents; or
(iii)	any agreement, contract or other undertaking to which it is a party or which is binding on it or any of its assets;
(e)
all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of the Transaction Document to which each Security Party is a party have been obtained and are, or will prior to the Delivery Date be, in full force and effect;

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(f)
any information, exhibits and reports furnished by the Charterers to the Owners in connection with the matters contemplated by this Charter or in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and there are no other facts the omission of which would make any fact or statement therein misleading;

(g)
no litigation, arbitration or administrative proceeding is taking place against any Security Party or against any Security Party’s assets which is likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect on its ability to perform its obligations under any Transaction Document to which any Security Party is a party;

(h)
the Charterers have not undertaken any business other than in the ordinary course of its business of owning, operating and chartering the Vessel or as otherwise disclosed to the Owners on or prior to the date of this Charter;

(i)	there will not be any agreement or arrangement whereby the Earnings may be shared howsoever with any other person;
(j)
none of the Earnings, Insurances, compensation for Requisition nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrances except under the Security Documents;

(k)
at the time of coming into force of this Charter, the Charterers have in place, or undertakes to put in place soon thereafter, a sanctions compliance programme, adapted to its particular circumstances;

(l)
no Security Party is a Restricted Party nor has any Security Party or any of their respective directors, officers or employees or any person acting on their behalf received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions by a Sanctions Authority;

(m)	the Vessel is not chartered, leased or otherwise provided directly or indirectly to any Restricted Party;
(n)
the performance of the obligations of the Security Parties under the Transaction Documents will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council of the European Communities;

(o)
the copies of the Project Documents provided by the Charterers to the Owners in accordance with Clause 34 (Conditions precedent) are true and accurate copies of the originals and represent the full agreement between the parties to those Project Documents in relation to the subject matter of those Project Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Project Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Owners;

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(p)
the Charterers make the representations and warranties set out in this Clause to the Owners on the date of this Charter and except as may have already been disclosed by the Charterers in writing to, and acknowledged by, the Owners:

(i)	the Charterers and the Operator and their respective Environmental Affiliates have each complied with the provisions of all Environmental Laws in relation to the Vessel;
(ii)
the Charterers and the Operator and their respective Environmental Affiliates have each obtained all Environmental Approvals in relation to the Vessel and are in compliance with all such Environmental Approvals;

(iii)
no Environmental Claim has been made or threatened or pending against the Charterers, the Operator or, to the best of their knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(iv)	there has been no Environmental Incident;
(q)	no Termination Event, and no event which with the giving of notice and/or lapse of time and/or relevant determination would constitute a Termination Event, has occurred and is continuing;
(r)	none of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect;
(s)
each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents;

(t)
no Security Party is materially overdue in the filing of any Tax returns and no Security Party is overdue in the payment of any amount in respect of Tax, save in the case of Taxes which are being contested on bona fide grounds;

(u)	no claims or investigations are being made or conducted against any Security Party with respect to Taxes is reasonably likely to arise; and
(v)
they and their Affiliates and their respective officers, directors, employees, consultants, agents and/or intermediaries have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Charter and the other Transaction Documents.

46.2
The representations and warranties contained in Clause 46.1 hereof shall be deemed to be repeated by the Charterers on each day from the date of this Charter as if made with reference to the facts and circumstances existing on such date, and the rights of the Owners in respect thereof shall survive the delivery or re-delivery of the Vessel hereunder.

47.	UNDERTAKINGS

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47.1	The Charterers undertake and agree that throughout the continuation of this Charter, the Charterers shall:
47.1.1	provide to the Owners:
(a)
in respect of the Vessel, two valuation reports, one to be provided by an Approved Broker appointed by the Owners and the other to be provided by an Approved Broker appointed by the Charterers, each at the Charterers’ cost:

(i)
once per calendar year in the absence of a Termination Event, provided that in the event that the discrepancy of the market value of the Vessel between such valuation reports exceeds twenty per cent (20%), the Charterers shall, at the Charterers’ costs, provide one further valuation report prepared by an Approved Broker appointed by the Owners, and the Market Value of the Vessel shall be the arithmetic mean of the values of the Vessel under all three (3) Valuation Reports obtained pursuant to this Clause 47.1.1(a)(i); and

(ii)	at any time upon the occurrence of a Termination Event;
(b)
promptly upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against any Security Party , which are likely, in the reasonable opinion of the Owners, to have a Material Adverse Effect on the ability of any Security Party in performing its obligations under the Transaction Documents;

(c)
the unaudited semi-annual financial statements of the Charterers and the Guarantors (each prepared in accordance with GAAP and, in the case of Guarantor A, on a consolidated basis) as soon as available and in no event later than ninety (90) days after each such financial half-year;

(d)
the annual financial statement of the Charterers (as referred to in Guarantor A’s audited consolidated annual financial statements) and the audited annual financial statements of the Guarantors (each prepared in accordance with GAAP and, in the case of Guarantor A, on a consolidated basis) as soon as available and in no event later than one hundred and twenty (120) days after the end of its financial year;

(e)	promptly upon request by the Owners, copies of all class records, class certificates and survey reports and copies of all management reports;
(f)
promptly upon request by the Owners, all such information as it may from time to time request regarding the Vessel, compliance with the ISM Code, the ISPS Code and Annex VI (Regulation for the Prevention of Air Pollution from Ships) to MARPOL, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001;

(g)	promptly upon request by the Owners, a written report on the condition of the Vessel prepared by or on behalf of the Charterers in a form acceptable to the Owners;

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(h)	promptly upon request by the Owners, such further information in the possession or control of any Security Party with respect to the financial condition and operations of any Security Party; and
(i)	upon the request of the Owners:
(i)	evidence that the Charterers are not in breach of any Sanctions; and
(ii)	all relevant documentation related to the Vessel and the transported goods which the Owners are required to disclose to any Sanctions Authority.
47.1.2	at all times, in respect of the Vessel:
(a)
subject Clause 37 (Flag and Class), register (and maintain the registration of) the Vessel under the flag of the Flag State or such other flag agreed by the Owners on the Delivery Date with the name of the Owners as the owner;

(b)	ensure that the Vessel is:
(i)	classed and maintained in the highest class (free of outstanding recommendations or conditions of class) with the Classification Society; and
(ii)	complies with the rules and regulations of the Classification Society;
(c)	ensure that the Vessel is managed by the Manager on such terms as approved by the Owners in writing in advance;
(d)	notify the Owners of any non-compliance of the Manager’s Undertaking by the Manager and procure the due performance of the Manager’s obligations under the Manager’s Undertaking, provided if:
(i)	an Approved Manager breaches any provision of its Manager’s Undertaking; and
(ii)
the Charterers fail to, within a period of 15 days of them becoming aware of the occurrence of such circumstance or breach of or the receipt of a written notification from the Owners requesting it to remedy such circumstance or breach, the Charterers shall promptly, in any event no later than 30 Banking Days upon receipt of the notice from the Owners, substitute the relevant Approved Manager with another Manager and procure such Manager to execute and deliver to the Owners a Manager’s Undertaking;
(e)
ensure material compliance with all applicable Environmental Laws and all other laws and regulations relating to the Vessel and the operation and management thereof, and take all reasonable precautions to ensure that the Manager, the crews, employees, agents or representatives of the Charterers at all times comply with such Environmental Laws and other applicable laws;

(f)	ensure that the Vessel is in possession of a valid Safety Management Certificate, a valid International Ship Security Certificate and an

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International Air Pollution Prevention Certificate and in all respects in compliance with all applicable international conventions, codes and regulations, including without limitation the International Convention for Safety of Life at Sea (SOLAS) 1974 (as adopted, amended or replaced from time to time), the ISM Code and the ISPS Code, and ensure such compliance by the Manager and that the Manager shall be in possession of a Document of Compliance appropriate for the Vessel and Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL and a certificate issued pursuant to the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001;
(g)
make such (quarterly) voyage declarations as may be required in accordance with all applicable insurance conditions especially in order to maintain insurance cover for trading in and to the United States of America and the Exclusive Economic Zone (as defined in the US Oil Pollution Act of 1990 (as may be amended and/or re-enacted from time to time hereafter)); and

(h)
obtain in a timely manner, if the Vessel at any time shall call on any US port, in accordance with the regulations of the US Oil Pollution Act 1999 (as may be amended and/or re-enacted from time to time) and in line with the requirements of the US Coast Guard, a Certificate of Financial Responsibility (C.O.F.R), a copy of which shall promptly be provided to the Owners;

47.1.3
obtain and promptly renew from time to time and, whenever so required, promptly furnish certified copies to the Owners of all such authorisations, approvals, consents and licences as may be required under any applicable law or regulation to enable the Charterers to perform its obligations under this Charter or the Transaction Documents to which it is a party or required for the validity or enforceability of this Charter or the Transaction Documents to which it is a party, and the Charterers shall in all material respects comply with the terms of each of the same;

47.1.4	notify the Owners in writing of:
(a)	any accident to the Vessel, immediately upon but in any case within 24 hours of the occurrence of the same which is or is likely to become a Major Casualty;
(b)	any occurrence resulting in the Vessel becoming or being likely to become a Total Loss, immediately upon but in any case within 24 hours of the occurrence;
(c)
any requirement or recommendation made by any insurer or Classification Society, or by any competent authority, which is not complied with within any time limit imposed by such insurer, Classification Society or authority;

(d)	any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel or any Requisition of the Vessel , immediately upon but in any case within 24 hours of the occurrence;
(e)	any damage to or alteration to the Vessel in excess of the amount of US$300,000 (Dollars Three Hundred Thousand); and

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(f)	any breach by any party of any Project Document;
47.1.5
notify the Owners in writing of any Termination Event or any event or circumstances of which they are aware and which, with the giving of notice and/or lapse of time or other applicable condition, may constitute a Termination Event;

47.1.6
following an inspection of the Vessel by the Owners or its representatives pursuant to the terms and conditions of this Charter, comply with any reasonable requests from the Owners for repairs or works to the Vessel if required to ensure that the Vessel is maintained in the class and condition required by this Charter and if the Charterers dispute the need for any such repairs or works the matter shall be referred to the Classification Society whose decision on such matter shall be binding on the Owners and the Charterers;

47.1.7	comply with:
(a)	any existing law or regulation of any governmental of official authority or body which is applicable to the Charterers;
(b)	the constitutional documents of the Charterers;
(c)	any agreement, contract or other undertaking to which the Charterers are a party or which is binding on the Charterers or any of their assets;
(d)	and ensure that their Affiliates and their officers, directors, employees, consultants, agents and/or intermediaries comply with all applicable Business Ethics Laws.
47.1.8
shall not, and shall not permit or authorise any other person to, directly utilise or employ the Vessel or to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by the Transaction Documents to fund any trade, business or other activities:

(a)	involving or for the benefit of any Restricted Party; and
(b)
in any other manner that would reasonably be expected to result in any Obligor, the Owners, any Manager or any Finance Party (if applicable) being in breach of any Sanctions or become a Restricted Party.

47.1.9	promptly notify the Owners of:
(a)	any Environmental Claim; and
(b)
details of any material non-compliance by it with any applicable Environmental Law or applicable Environmental Approvals or any suspension, revocation or modification of any Environmental Approvals and shall set out the action it intends to take with respect to those matters;

47.1.10	throughout the Security Period, no Change of Control in respect of the Security Parties;
47.1.11	assume (and shall enter into such documents and contracts to assume) such obligations, and grant rights, to the Owners which shall corresponding to such

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obligations and rights reasonably assumed and granted by the Owners in favour of the Lenders under the Finance Documents provided that this shall be without prejudice to the Charterers rights and obligations under this Charter; and
47.1.12
all the Earnings are at all times paid to the Charterer Account and, without prejudice to the foregoing, there shall be paid into the Charterer Account, on or before the Delivery Date, the Minimum Balance and the Charterers shall, from the date of such payment until the last day of the Security Period, ensure that the balance standing to the credit of the Charterer Account shall not fall below an amount equal to the Minimum Balance.

47.2	The Charterers undertake and agree that throughout the Security Period it shall not, without prior written approval by the Owners:-
(a)	cancel or terminate the Ship Management Agreement;
(b)
amend or vary the terms of, or permit or suffer any amendment or variation of the terms of the Ship Management Agreement without providing a copy of the amended Ship Management Agreement to the Owners provided that if the only amendment to the Ship Management Agreement is in respect of the management fee thereunder, the Charterers shall only be required to notify the Owners in writing promptly after such amendment;

(c)	sub-let the Vessel on demise charter for any period;
(d)
incur or allow to remain outstanding any guarantee in respect of any obligation of any person except any guarantee entered into with the prior written consent of the Owners or in accordance with the Security Documents or for the purpose of securing the release of the Vessel from any potential or actual arrest or detention or in the ordinary course of business if the provision of such guarantee shall not cause adverse impact on the Charterers’ ability to perform their obligations under this Charter, provided always that a copy of any guarantee issued under this clause 47.2 shall be provided to the Owners within 14 days of its issuance;

(e)	create or permit to subsist any Security Interest over the Vessel or any of its assets;
(f)	engage in any business other than the disponent ownership, management, control and operation of the Vessel without the prior written consent of the Owners.
(g)	make any substantial change to the general nature of its business from that carried on by it at the date of this Charter;
(h)	enter into any transactions other than on arms’ length commercial terms.
(i)
incur any borrowings from any person or otherwise create, incur, assume, suffer to exist or in any manner become or remain liable for any other Financial Indebtedness except in the ordinary course of business as disponent owner of the vessel and/or charterer;

(j)	incur any indebtedness other than that incurred (i) to the Owners under this

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Charter and the Security Documents and (ii) in the Charterers’ ordinary course of business on arm’s length basis but in any event not overdue by 30 days;
(k)
enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any of its assets (save and except as provided under the terms of this Charter and the Security Documents);

(l)	declare or pay any dividend or make any other capital or income distribution to its shareholders during the Security Period if a Termination Event has occurred and is continuing;
(m)	enter into any amalgamation, demerger, merger or corporate reconstruction (other than any amalgamation, demerger, merger or corporate reconstruction which would not have a Material Adverse Effect); or
(n)	permit any change in the composition of its board of directors from that existing on the date of this Charter.
47.3
The Charterers undertake and agree that, throughout the Security Period, the ratio (expressed as a percentage) of an amount equal to the aggregate of the then applicable Owners’ Costs and the Excess Amount (if any) to the Market Value as determined by the latest valuation reports provided in accordance with Clause 47.1.1(a) (the “LTV Ratio”) shall equal to eighty per cent. (80%). If the LTV Ratio, at any relevant time, is above eighty per cent. (80%) (the “LTV Breach”), the Charterers shall, on the Payment Date immediately succeeding the date of the LTV Breach, prepay an amount of the shortfall such that the LTV Ratio will be equal to eighty per cent. (80%) subsequent to such prepayment. The parties hereby expressly acknowledge that:

(a)	the Owners’ Costs;
(b)	the Daily Charter Rate;
(c)	if such prepayment is made prior to the 3rd Anniversary, the Early Termination Amount relating to each Early Termination Date; and
(d)	the Repurchase Price relating to each Purchase Option Date (other than the Repurchase Price relating to the Charter Period Expiry Date), each applicable to the remaining Charter Period shall, with effect from the date of such prepayment (the “Prepayment Date”), be adjusted in accordance with the “goal seek and programming” formula on Microsoft Excel, on the basis of an XIRR of seven point two six per cent. (7.26%), such adjustment as more particular set out in Schedule VI (Post-prepayment adjustment schedule) (the “Adjustment Schedule”). The Charterers irrevocably consent and agree to the Owners that the Owners may deliver to the Charterers, on or at any time after the Prepayment Date, an amended Adjustment Schedule setting out, amongst other things, the amended Daily Charter Rate, the amended Repurchase Price applicable to each Purchase Option Date and, if applicable, the amended Early Termination Date applicable to each Early Termination Date. For the avoidance of doubt, the Charterers hereby expressly acknowledge, confirm and agree that,

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notwithstanding any prepayment made in accordance with this Clause 47.3, the Repurchase Price applicable to the Charter Period Expiry Date shall in no event be adjusted.
47.4	The Charterers hereby expressly acknowledge that each of:
(a)	the Owners’ Costs Schedule in its form and content as attached hereto is based on the assumption that the Delivery Date is 15 December 2018; and
(b)	the Adjustment Schedule in its form and content as attached hereto is based on the assumptions that:
(i)	the Delivery Date is 15 December 2018;
(ii)	a prepayment made in accordance with Clause 47.3 is:
A.	made on the 24th Payment Date; and
B.	in the amount of USD2,000,000 (United States Dollars Two Million); and
(iii)	the 3rd Anniversary falls on the 36th Payment Date and the 4th Anniversary falls on the 48th Payment Date, and therefore on the date hereof is indicative and is for reference purpose only, accordingly, the Charterers irrevocably consent and agree to the Owners that the Owners may deliver to the Charterers, (in the case of the Owners’ Costs Schedule) on or at any time after the Delivery Date, an amended Owners’ Costs Schedule and (in the case of the Adjustment Schedule), on or at any time after a Prepayment Date, an amended Adjustment Schedule.
47.5
Any amended Adjustment Schedule or Owners’ Cost Schedule prepared and delivered to the Charterers pursuant to Clauses 47.3 or 47.4 respectively shall, from the date the same is delivered to the Charterers, be deemed to be incorporated into this Charter and, for the purposes of this Charter, shall thereafter:

(a)	constitute the current Adjustment Schedule or Owners’ Costs Schedule, as applicable; and
(b)
be conclusive evidence of the Owners’ Costs and, in the case of an amended Adjustment Schedule delivered by the Owners in accordance with Clause 47.4, the Daily Charter Rate, the Repurchase Price in relation to each Purchase Option Date and, if applicable, the Early Termination Price in relation to each Early Termination Date, each applicable under this Charter.

47.6
If, as a result of a prepayment made in accordance with Clause 47.3, the Owners’ Costs falls below US$17,500,000 (United States Dollars Seventeen Million and Five Hundred Thousand) (the “Balloon”), an amount equal to the difference between the Balloon and the Owners’ Costs following such prepayment (the “Excess Amount”) shall be retained by the Owners and

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applied in accordance with the terms of this Charter on the Purchase Option Date or the Termination Date (as applicable). In the event that, on the Charter Period Expiry Date:
(a)	no Termination Event has occurred and is continuing, and
(b)	the Charterers have not exercised their option to purchase the Vessel in accordance with Clause 39.2, the Owners shall, simultaneous with the redelivery of the Vessel by the Charterers to the Owners on the Charter Period Expiry Date, refund the Excess Amount to the Charterers.
47.7
Any Excess Amount accrued in accordance with Clause 47.6 may be refunded to the Charterers if the Market Value as determined by the valuation reports provided immediately following the LTV Breach in accordance with Clause 47.1.1(a) is lower than eighty per cent. (80%), provided that after such refund, the LTV Ratio is equal to eighty per cent. (80%).

47.8
In the event that there any Excess Amount accrued in accordance with Clause 47.6 on the Purchase Option Date, the Termination Date or the Total Loss Payment Date (as applicable), the Owners shall set-off the applicable Purchase Option Sum or the applicable Termination Sum payable by the Charterers to the Owners against an amount equal to such Excess Amount.

47.9	The Charterers agree and acknowledge that any Excess Amount accrued in accordance with Clause 47.6 shall bear no interest.
48.	INSURANCES, TOTAL LOSS
48.1	The Charterers shall bear all risks whatsoever and howsoever arising from whether of use, navigation, operation, possession and/or maintenance of the Vessel throughout the duration of the Charter.
48.2	Insurances
The Charterers undertake to the Owners that throughout the Charter Period:
(a)
to insure and keep the Vessel insured free of cost and expense to the Owners and in the joint names of the Owners and the Charterers or otherwise as the Owners and the Charterers may agree pursuant to Box 29 and Box 31 (if any) of Part I and Clause 13 of Part II of this Charter and this Clause 48:

(i)	against fire and usual marine risks (including hull and machinery, hull interest, freight interest, disbursement, demurrage and/or increased value, other Total Loss interest and excess risks);
(ii)	against war risks (including terrorism cover, on hull and machinery basis and on war protection and indemnity risks, terrorism, piracy and strike risks);
(iii)	against full protection and indemnity risks, including, amongst other things, (a) FD&D cover, and (b) in the case of oil pollution liability risks,

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cover for an aggregate amount equal to the highest level of cover available from time to time under the basic P&I Club entry policy (currently at US$1,000,000,000 Dollars One Billion);
(iv)	against loss of hire or earning (only for piracy and war risks);
(v)	against such other risks of whatsoever nature and howsoever arising as may be required by the Owners which are customary to transactions of this nature;
on the following terms:
(vi)	in Dollars;
(vii)	on terms consistent with prevailing international market practice from time to time be approved by the Owners;
(viii)
in case of the fire and usual marine risks in (i) above and war risks in (ii) above, in an amount no less than 120% of the then applicable Early Termination Amount (if the relevant time falls prior to the 3rd Anniversary) or the Repurchase Price (if the relevant time falls on or after the 3rd Anniversary);

(ix)	in case of loss of earnings risks (only for piracy and war risks) in such amounts as from time to time required by the Owners;
(x)
in the case of pollution liability risk for protection and indemnity risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(xi)
with international reputable companies and/or underwriters or, in the case of protection and indemnity risks in such protection and indemnity association approved by the Owners, such approval not to be unreasonably withheld or delayed. An insurance company with a Standard & Poor’s rating of BBB+ or above and a protection and indemnity association which is a member of the International Group of Protection and Indemnity Association shall be deemed approved for the purpose of this clause.

(b)
if and when so required by the Mortgagee, the Charterers shall pay the Mortgagee direct or reimburse the Owners (in case the Owners pay) the cost (as conclusively certified by the Mortgagee) of (A) a mortgagee’s interest insurance on the Vessel in an amount not less than the Minimum Insured Value or such lesser amount as may be approved by the Mortgagee; and (B) a mortgagee’s interest insurance - additional perils (pollution) on the Vessel in an amount not less than the Minimum Insured Value or such lesser amount as may be approved by the Mortgagee, and in each case, upon such terms as shall from time to time be approved in writing by the Mortgagee; and if and when so required by the Owners, the Charterers shall pay the Owners the cost (as conclusively certified by the Owners) of innocent shipowner’s Interest Insurance on the Vessel in an amount not less than the Minimum Insured Value or such lesser amount as may be approved by the Owners; and (B) an

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innocent shipowner’s interest insurance - additional perils (pollution) on the Vessel in an amount not less than the Minimum Insured Value or such lesser amount as may be approved by the Owners, and in each case, upon such terms as shall from time to time be approved in writing by the Owners;
(c)	to effect the Insurances aforesaid in Dollars and through the Approved Insurers;
(d)
if any of the Insurances form part of a fleet cover, to obtain insurers’ agreement not to cancel the insurances for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other Insurances, and, only to the extent allowed under the relevant terms of the Insurances, to obtain insurers’ undertaking to the Owners that it shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other Insurances.

The Charterers undertake to issue a separate policy in respect of the Vessel being part of a fleet cover if it becomes necessary to protect the Owners’ interests in the Insurance and when so reasonably requested by the Owners;
(e)	to punctually to pay all premiums, calls, contributions or other sums payable in respect of all such Insurances and to produce copies of all relevant receipts or other evidence of payment;
(f)	at least seven (7) days before the relevant policies, contracts or entries expire,
(i)
to notify the Owners of the names of the brokers proposed to be employed by the Charterers for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Owners pursuant to this Clause 48,

(ii)
to procure that that the Approved Insurers will at least fourteen (14) days before such expiry, and the approved war risks and protection and indemnity associations will at least seven (7) days before such expiry confirm in writing to the Owners that they have been instructed to renew the relevant Insurances and such renewals are in the process of being effected in accordance with the instructions so given and to provide the Owners with details of the instructions as the Owners may require (except for the pricing information);

(g)	to arrange for the execution of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;
(h)
to deposit with the Approved Insurers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with the Insurances as are effected through the Approved Insurers;

(i)	to procure that the interest of the Owners shall be endorsed and, where the Insurances have been assigned to the Owners, by means of a notice of

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assignment the Owners shall be furnished with the originals or certified true copies thereof and to procure that the Approved Insurer shall issue to the Owners a letter or letters of undertaking in such form as shall from time to time be reasonably required by the Owners (in line with market standard);
(j)
to procure that any protection and indemnity and/or war risks associations (if applicable) in which the Vessel is for the time being entered shall endorse the relevant Loss Payable Clause (taking into account the associations’ standard wording) on the relevant certificate of entry or policy and shall furnish the Owners with a certified true copy of such certificate of entry and a letter or letters of undertaking in such form as may from time to time be reasonably required by the Owners in accordance with the associations’ standard form and wording;

(k)
if so requested by the Owners, but at the cost of the Charterers, to furnish the Owners from time to time with a detailed report signed by an independent firm of marine insurance brokers or an independent firm of international reputable insurance consultant appointed by the Charterers dealing with the Insurances maintained on the Vessel and stating the opinion of such firm as to the adequacy thereof;

(l)
to do all things necessary and provide all documents, evidence and information to enable the Owners to collect or recover any moneys which shall at any time become due to them in respect of the Insurances;

(m)
not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance aforesaid (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(n)
to apply all sums receivable under the Insurances which are paid to the Charterers in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect whereof the insurance moneys shall have been received;

(o)	to ensure that if the Vessel shall at any time enter the waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the Oil Pollution Act):
(i)
the certificate of entry for the Vessel issued by the protection and indemnity association with which it is entered is endorsed with the U.S. Oil Pollution Clause 20/2/91 (as amended or replaced from time to time) and to procure for the Owners sufficient documentary evidence that the Charterers has provided all declarations and satisfied all other requirements of the association and that the U.S. Trading Exclusion Clause (as defined in the rules and policies of such protection and indemnity association) has been deleted from the cover;

(ii)
make all such quarterly or other voyage declarations as may from time to time be required by the protection and indemnity risks association in order to maintain cover for trading to the United States of America and Exclusive Economic Zone and promptly deliver to the Owners

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copies of all such declarations;
(p)
to produce to the Owners upon demand copies (certified by the relevant brokers as being true copies) of all policies, certificates of insurance or entry, cover notes and binders relating to the Insurances and to furnish the Owners with any other evidence of the existence of the Insurances as the Mortgagee may request. The Charterers shall procure that the Approved Insurers give to the Owners such information as to the Insurances taken out or being or to be taken out in compliance with the Charterers’ obligations under the foregoing provisions or as to any other matter which may be relevant to the Insurances as the Owners may request (except for the pricing information of the Insurances);

(q)
the Charterers shall not do any act or permit or suffer any act to be done whereby any insurance required as aforesaid shall or may be suspended, impaired or become defective, unless otherwise specifically permitted under the insurance policies;

(r)
the Charterers shall not make any alteration to any of the insurances referred to in this Clause without prior written approval by the Owners (which shall not be unreasonably delayed or withheld) and shall not make, do, consent or agree to any act or omission which might render any such instrument of insurance invalid or unenforceable or render any sum payable thereunder repayable in whole or in part;

(s)
should any change be permitted or occur without the consent of the Owners, then, without prejudice to the aforesaid obligation of the Charterers or to the rights of the Owners on a Termination Event or to any other provision in this Charter, the Charterers shall forthwith give written notice to the Owners and thereupon the foregoing provisions of this clause where relevant shall apply thereto;

(t)	the Charterers not to settle, compromise or abandon any claim under any Insurance for Total Loss or for a Major Casualty;
(u)
In the event that any act or negligence of the Charterers (and/or the Manager or any sub-charterer in any level) shall vitiate, impair or void any of the Insurances herein provided, the Charterers shall take all rectification measures and pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such Insurances,

PROVIDED ALWAYS THAT the Owners shall be entitled to review the requirements of this Clause 48.2 from time to time in order to take account of significant changes in circumstances arising as a result of any amendment to the existing laws of, or adoption of new laws by, any relevant jurisdiction after the date of this Charter (such changes in circumstances to include, without limitation, changes in the availability or the cost of insurance and/or protection and indemnity coverage). The Owners may notify the Charterers in writing from time to time of any proposed modification to the requirements of this Clause 48.2 which it may reasonably deem appropriate as a result of such amendment to the existing laws of, or adoption of new laws by, that jurisdiction, or as a result of the opinion of an independent firm of marine insurance brokers or an independent firm of international reputable insurance consultant

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referred to in Clause 48.2(k) above. Such modification shall take effect on and from the date it is notified in writing to the Charterers as an amendment to this Clause 48.2 (or, if as a result of the said opinion, from the date of the said advice), and shall bind the Charterers accordingly.
48.3	Total Loss For the purposes of this Charter, Total Loss shall be deemed to have occurred on the Total Loss Date.
If the Vessel shall become a Total Loss after Delivery, then:
(a)	the Owners’ obligation to charter the Vessel shall be immediately be terminated;
(b)
the Charterers shall within sixty (60) days from the Total Loss Date and no later than the actual date when the insurance proceeds are received from the relevant insurer as a result of such Total Loss, whichever occurs earlier (the “Total Loss Payment Date”), pay to the Owners the Termination Sum; and

(c)	the Charterers shall continue to pay the Charter-hire until the Total Loss Payment Date.
The Owners, upon the request and at the cost and expense of the Charterers, shall promptly execute such reasonable documents to enable the Charterers to abandon the Vessel and claim a Total Loss and shall give all reasonable assistance in pursuing the said claim. Any fees or costs charged by the Approved Insurers and insurance adviser approached by the Owners in connection with a Total Loss shall be borne by the Charterers.
Without prejudice to the Charterers’ obligation to pay the Termination Sum and any other amounts payable under any Transaction Document, upon the Owners’ receipt of the full insurance proceeds in respect of such Total Loss, the net insurance proceeds shall be distributed in the following manner and sequence:
(i)
any actual costs and expenses incurred by the Owners to apply for and procure the insurance proceeds together with accrued thereon pursuant to 42.3 hereof from the date shall be paid and/or distributed to the Owners, unless having indemnified to the Owners by the Charterers before the distribution;

(ii)
the amount equal to the outstanding Termination Sum together with interest accrued thereon pursuant to 42.3 hereof from the due date shall be paid/distributed to the Owners, unless having paid to the Owners by the Charterers before the distribution; and

(iii)
lastly, the remaining insurance proceeds after deducting and distributing the sums referred to in (i) and (ii) above to the Owners, if any, shall be paid/distributed to the Charterers without interest.

Where the net insurance proceeds are insufficient to satisfy (i) and (ii) above, or where the Owners or the Mortgagee fails to receive the insurance proceeds as a

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result of the insurance cover being voided as a result of the negligence, omission or default or whatsoever reason of the Charterers and or the Approved Insurers, the Charterers shall pay the shortfall to the Owners on demand.
49.	TERMINATION EVENTS
49.1	Each of the following events shall be a “Termination Event” for the purposes of this Charter:
(a)
a Security Party fails to pay any amount due from it under any Transaction Document to which it is a party unless its failure to pay is caused by an administrative or technical error and payment is made within five (5) Business Days of its due date; or

(b)
any Security Party fails to observe or perform any of its obligations (other than (a) above and (z) below) under this Charter and/or any of the Transaction Documents to which it is a party provided that no Termination Event shall occur if the failure or breach can be remedied and is remedied within twenty (20) days of the Owners giving notice to the relevant Security Party;

(c)
(i) the Charterers fail at any time to effect or maintain any Insurances, or any insurer shall avoid or cancel any such Insurances (other than by reason of any act or omission of the Owners), or the Charterers commit any breach of or make any misrepresentation in respect of any such Insurances, or (ii) any of the said Insurances cease for any reason whatsoever to be in full force and effect, and in each case, such failure is not remedied within fourteen (14) days; or

(d)
any representation or warranty of any Security Party in connection with this Charter or any Transaction Document or in any document or certificate furnished to the Owners in connection herewith or therewith is or was untrue, inaccurate or misleading in any material respect, when made or deemed made; or

(e)
the Charterers fail to observe or perform any of their obligations under this Charter and/or any Transaction Document, and such failure to observe or perform any such obligation is either not remediable or remediable but not fully remedied within twenty (20) days after such breach; or

(f)
any Security Interest created by a Security Document have been or becomes invalid or unenforceable or such Security Interest ranked after, or loses its priority to, any other Security Interest other than any Security Interest under the Security Documents; or

(g)	it becomes impossible or unlawful for any Security Party to perform or fulfil any of its obligations under this Charter or any other Transaction Document to which it is party; or
(h)	the occurrence of any event or circumstances which, pursuant to mandatory law, entitles or requires the termination of any Transaction Document; or
(i)	anything is done or omitted to be done by the Charterers or the Manager which

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may imperil the registration of the Vessel; or
(j)	any declared default arises in respect of any Financial Indebtedness entered into or assumed by the Charterers or a Guarantor; or
(k)	any Security Party does or causes or permits to be done any act or thing evidencing an intention to repudiate this Charter or any Transaction Document; or
(l)	there is a Change of Control; or
(m)	any Security Party ceases to be a company resident in the jurisdiction of its incorporation and/or duly registered in good-standing; or
(n)
any Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or disposes or threatens to dispose (other than for full arm’s length consideration) of the whole or a material part of its property, assets or undertaking; or

(o)
an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part of the property, assets or undertaking of the Charterers and the Charterers fail to release the same within fifteen (15) days (or a longer period as agreed between the Owners and the Charterers) from the date of the possession, distress or execution; or

(p)
a petition is presented or an order is made or an effective resolution is passed for the administration or winding-up or bankruptcy, as the case may be, of any Security Party or an administrator or other receiver is appointed in respect of the whole or any substantial part of the property, undertaking or assets of any Security Party or an administrator of any Security Party is appointed or anything analogous to any of the foregoing occurs under the laws of the place of such Security Party’s incorporation; or

(q)
any Security Party stops payment generally or cease to carry on or suspends payment of, or is unable to or admits inability to pay, all or a substantial part of its debts as they fall due or makes any special arrangement or composition with its creditors generally or shall otherwise become or be adjudicated insolvent; or

(r)
any Security Party convenes or gives notice to convene a meeting of all or any class or group of its creditors with a view to proposing or making, or proposes or makes, any arrangement or composition with or assignment for the benefit of all or any class or group of its creditors or declares, or applies to any court or other tribunal for, a moratorium or suspension of payments with respect to all or a substantial part of its debts or liabilities

(s)
any formal declaration of bankruptcy or any formal statement to the effect that any Security Party is insolvent is made by such Security Party or, in any proceedings, by a lawyer or auditors who are acting on behalf of the Charterers as having been duly authorised by such Security Party to do so; or

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(t)	any security Party applies to any court or other tribunal for, a moratorium or suspension of payments with respect to all or a substantial part of its debts or liabilities; or
(u)
a liquidator, receiver, administrative receiver or similar officer is appointed over the whole or any material part of the assets, rights or revenues of any Security Party or, if the whole or a substantial part of the assets of any Security Party shall be seized or sequestrated by any governmental or other public authority or, if any Security Party shall be restrained from using the whole or a substantial part of its assets in its business; or

(v)
the Vessel is arrested or detained and is not released within thirty (30) days after such arrest or detention (or such longer period as the Owners shall agree in the light of all the circumstances); or

(w)	any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Charterers are not discharged within fifteen (15) days; or
(x)
any consent, authorisation, licence or approval necessary for this Charter or any Security Document to be or remain the valid and legally binding obligations of the Charterers, or to enable the Security Party to perform its obligations hereunder or thereunder, shall be materially adversely modified or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed; or

(y)
any event or series of events occurs which, in the reasonable opinion of the Owners, may have a Material Adverse Effect on the ability of any Security Party to comply with its obligations under this Charter or any Security Document to which they are respectively a party; or

(z)	any Security Party is involved in:
(i)	any incident which gives rise to any Environmental Claim and such incident will result in a Material Adverse Effect; and
(ii)
any Environmental Claim which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect (except for any Environment Claim which is frivolous or vexatious and/or is defended and/or challenged in good faith), which in the opinion of the Owners are capable of remedy and is not remedied within fourteen (14) days from the Owners’ giving written notice to such Security Party; or

(aa)
any Security Party, any party to the Transaction Documents (other than the Owners), repudiates any of the Transaction Documents does or causes or permits to be done any act of thing evidencing an intention to repudiate any Transaction Document; or

(bb)	any money assigned pursuant to any of the Security Documents is paid other than as provided therein; or

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(cc)
any Project Document is terminated, cancelled, repudiated, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect provided that no Termination Event will occur under this paragraph (cc) if, within sixty (60) days of the termination, cancellation, repudiation, suspension, rescission or revocation of the Sub-Charter:

(i)
such Sub-Charter is, replaced by another time charter having similar rate of hire and duration as the Sub-Charter and on terms acceptable to the Owners (acting timely and reasonably) entered into between the Charterers (as disponent owner) and a sub-charterer acceptable to the Owners; and

(ii)	the rights of the Charterers’ in such replacement time charter are assigned to the Owners; or
(dd)	any Security Document is terminated, cancelled, repudiated, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason whatsoever; or
(ee)	the occurrence of any other event or circumstances which, pursuant to the terms hereof or at law, requires the Owners to terminate this Charter; or
(ff)	the occurrence of a Collateral Charter Termination Event.
49.2
Upon the occurrence of a Termination Event, the Owners shall be entitled to (but is not bound and without prejudice to the Charterers’ obligations) by written notice to the Charterers terminate this Charter and the chartering of the Vessel under this Charter forthwith and recover any and all amounts due and payable hereunder and/or resulting from such termination and to exercise its rights in the manner as set out in Clause 50 (Owners’ Rights on Termination).

49.3
The Owners shall not be under any liability whatsoever to the Charterers for loss or damage whatsoever occasioned by the Charterers or any Security Party for the termination of this Charter and the Charterers shall indemnify the Owners on demand for any and all liabilities, losses, costs and expenses incurred by the Owners pursuant to this Clause or otherwise resulting from the occurrence of a Termination Event.

50.	OWNERS’ RIGHTS ON TERMINATION
50.1
At any time after a Termination Event shall have occurred, the Owners may, by notice in writing to the Charterers, immediately, or on such other date as the Owners shall specify, terminate this Charter and whereby:

(a)
the Charterers shall within fifteen (15) days (in the case of a Termination Event under Clause 50.1(a)) or forty-five (45) days (in the case of all Termination Events other than a Termination Event under Clause 50.1(a)) of the Termination Date pay to the Owners the Termination Sum; and

(b)	the Owners’ obligation to charter the Vessel to the Charterers is terminated on the Termination Date specified by the Owners in the notice of termination and the following provisions shall apply:

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(i)	the Vessel shall no longer be in the possession of the Charterers and the Owners shall be entitled to retake possession of the Vessel;
(ii)
the Charterers shall procure that upon notice to the Master and Crew that the Owners have retaken possession of the Vessel, the Master and Crew shall obey the lawful orders of the Owners as regards the navigation and management of the Vessel and shall no longer obey the Charterers; and

(iii)	the Charterers shall redeliver the Vessel to the Owners pursuant to Clause 51 (Redelivery) hereof.
50.2
Any amount due to the Owners under Clauses 50 and 51 (Redelivery) shall bear interest pursuant to Clause 42.3 (before and after any relevant judgment or any winding-up of the Charterers) from the relevant Termination Date to the date of the Owners’ actual receipt thereof.

50.3
Notwithstanding the termination of the chartering of the Vessel pursuant to Clause 51 (Redelivery), the Charterers shall irrevocably and unconditionally continue to comply with its obligations under this Charter as provided for herein until the Vessel is redelivered to the Owners in accordance with Clause 51 (Redelivery).

50.4	Subject to Clause 50.5, the Owners agree to transfer the title in the Vessel to the Charterers after the Owners’ receipt of full payment of the Termination Sum.
50.5
In the event that the Charterers fail to make punctual full payment within fifteen (15) days (in the case of a Termination Event under Clause 50.1(a)) or forty-five (45) days (in the case of all Termination Events other than a Termination Event under Clause 50.1(a)) of the Termination Date in accordance with this Clause 50 :

(a)
the Owners may (but is not obligated to) sell the Vessel at any time free of any charter, lease or other engagement concerning the Vessel for such price and on such terms and conditions as it may, in its absolute discretion, think fit;

(b)
the gross proceeds of the sale of the Vessel shall deduct an amount equal to the aggregate of the expenses, disbursements, taxes, costs and losses whatsoever as may have been incurred by the Owners in respect of the sale of the Vessel (the “Net Sale Proceeds”);

(c)
an amount equal to the aggregate of the Termination Sum and all other amounts payable under the Transaction Documents together with interest as stipulated herein shall be deducted from the Net Sale Proceeds;

(d)	if the Net Sale Proceeds are insufficient to satisfy all amounts due and payable from the Charterers to the Owners hereunder, the Charterers shall pay the outstanding balance to the Owners; and
(e)	any remaining balance shall be paid to the Charterers.
51.	REDELIVERY

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51.1
Unless the Charterers exercise their option to purchase the Vessel from the Owners pursuant to Clause 39.2, upon expiration of the Charter Period, the Owners shall have the right to dispose of the Vessel, and the Vessel shall be redelivered to the Owners on the following terms:

(a)	at such safe and accessible berth as specified by the Owners and, if applicable, within such ranges as specified by Charterers in accordance with Clause 51.2;
(b)	with her class maintained without any conditions or recommendation; and
(c)	free of average damage affecting the Vessel’s class; and
(d)
with all the Vessel’s classification, trading, national and international certificates that the Vessel had when she was delivered under this Charter and the log book and whatsoever necessary relating to the operation of the Vessel, valid and un-extended without conditions or recommendation falling due for a minimum of six (6) months from the time of redelivery; and

(e)
subject to Clause 10 (Maintenance and Operation) in the same or as good structure, state, condition and class as that in which she was deemed delivered under Clause 35 (Delivery of the Vessel), fair wear and tear not affecting class excepted; and

(f)
subject to Clause 10 (Maintenance and Operation) with all such spare parts and other equipment she had at the time of delivery under this Charter together with all other additions, amendments, equipment or alterations made to the Vessel during the Charter Period without any cost to the Owners; and

(g)
with copies of the log books and all of the classification records and certificate(s) and class’s survey report(s) as well as plans, drawings and manuals (excluding ISM/ISPS manuals) which are on board the Vessel and relate to the Charter Period.

51.2	The Charterers shall give the Owners not less than thirty (30) days’ notices of the expected geographical range and port of redelivery.
51.3
The Charterers shall pay or reimburse to the Owners all costs and expenses so incurred in recovering possession of, and in moving, storing, insuring and maintaining, the Vessel and in carrying out any works or modifications required to cause the Vessel to conform with the provisions of this Clause 51 together with interest thereon pursuant to Clause 42.3 hereof from the date on which the relevant Loss was suffered by the Owners until the date of payment or reimbursement thereof (both before and after any relevant judgment or winding up of the Charterers).

51.4
The Owners shall reimburse the Charterers, a sum equal to the cost of the remaining bunkers and lubricating oil in the Vessel at the original purchase price as evidenced by copies of invoices certified by a director of the Charterers.

52.	COMMUNICATIONS

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52.1
Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the address or facsimile number appearing below (or at such other address or facsimile number as such party may hereafter specify for such purposes to the other by notice in writing):

In the case of the Owners:
Address:	1/F., Far East Consortium Building, 121 Des Voeux Road Central, Hong Kong c/o Bank of Communications Financial Leasing Co., Ltd 28/F., 333 Lujiazui Ring Road, Pudong New Area, Shanghai 200120, PRC
Fax:	+86 -21-6278 8317
Email:	fang_xz@bankcomm.com/xux_31@bankcomm.com
Attention:	Mr. Fang Xiuzhi/Mr. Xu Xin
In the case of the Charterers:
Address:	1, Vass Sofias 15124, Maroussi Greece C/O Central Mare
Facsimile No.:	0030 210 6141272
Email:	atsirikos@topships,org
Attn:	Alexandros Tsirikos
Telephone :	0030 210 8128180
A written notice includes a notice by facsimile or via email. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place. Subject to the foregoing, any communication by personal delivery, courier or mail shall be deemed to be received upon receipt by the addressee (but in any case not later than 5 days after the date of dispatch in case of courier and 10 days after the date of dispatch in case of mail), any communication by facsimile or via email shall be deemed to be delivered immediately upon the sending of the facsimile or email.
52.2	All communications and documents delivered pursuant to or otherwise relating to this Charter shall either be in English or accompanied by a certified English translation.
52.3	Any communication to be made between the Parties under or in connection with this Charter may be made by electronic mail or other electronic means provided that between the Parties:

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(a)	it is agreed that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	they have notified each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	they have notified each other of any change to their address or any other such information supplied by them.
52.4
Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made to the Owners, only if it is addressed in such a manner as the Owners shall specify for this purpose.

53.	ASSIGNMENT AND SET-OFF
53.1	This Charter shall be binding upon and enure for the benefit of the Owners and the Charterers and their respective successors and permitted assigns.
53.2	The Charterers shall not be entitled to assign or transfer any of its rights or obligations under this Charter, unless with the prior written consent of the Owners.
53.3
In addition to the right of the Owners to assign under Clause 44 (Owners’ Right to Mortgage) and Clause 45 (Owners’ Right to Sale), the Owners may at any time assign or transfer any or all of its rights, benefit and interests under this Charter to any person.

53.4
Without prejudice to any right of set-off, combination of accounts, lien or other rights to which the Owners are at any time entitled whether by operation of law or contract or otherwise, the Owners may (but shall not be obliged to) set off against any obligation of the Charterers due and payable by it hereunder without prior notice any moneys held by the Owners for the account of the Charterers at any office of the Owners anywhere and in any currency. The Owners may effect such currency exchanges as are appropriate to implement such set-off.

54.	MISCELLANEOUS
54.1
The Owners represent, warrant, undertake and covenant that, throughout the duration of the Charter Period, they and their officers, directors, employees, consultants, agents and/or intermediaries, or any person acting on their behalf, have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Charter.

54.2
Time shall be of the essence of this Charter but no failure or delay on the part of the Owners to exercise any power, right or remedy under any Transaction Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise by the Owners of any power, right or remedy preclude any other or further exercise hereof or thereof or the exercise of any other power, right or remedy.

54.3
Any amendment or waiver of any provision of this Charter or any other Transaction Documents shall only be effective if the Owners and the Charterers so agree in writing. Any consent by the Owners under this Charter or any Transaction Document must be

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made in writing. In addition, any such waiver or consent may be given subject to any conditions thought fit by the Owners and shall be effective only in the instance and for the purpose for which it is given.
54.4
The rights of one party hereof may be exercised as often as necessary, are cumulative and not exclusive of its rights under applicable laws or otherwise and may be waived only in writing and specifically. Failure to exercise, or any delay in exercising, by one party hereof, any right or remedy hereof shall not operate as a waiver of any such right or remedy or constitute an election to affirm any agreement hereof. No election to affirm any agreement on the part of the Owners shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.

54.5
If any provision of this Charter and any Transaction Document is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

54.6
This Charter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Charter by signing any such counterpart.

54.7	Unless expressly identified in this Charter, no third parties shall have the right to enforce or apply any term hereof and the Contracts (Rights of Third Parties) Act 1999 is expressly excluded.
54.8
Clauses 32 (Definitions) to 54 (Miscellaneous) (the “Additional Clauses”) form an, integral and indispensable part of this Charter and shall be read together with Part I to Part IV of this Charter. In the event of any inconsistency in the terms set out in Part I and Part II of this Charter and the Additional Clauses (i.e. Clauses 32 (Definitions) to 54 (Miscellaneous)) of this Charter, then the terms of the Additional Clauses shall prevail.

54.9
This Charter (composed of, (i) Part I, Part II, and in the case where both party agree to apply either of or all of the optional Part III and Part IV, of the standard BIMCO BARECON 2001 with agreed and or logical amendments; (ii) the Additional Clauses; and, (iii) together with its attachments, appendices and schedules) contains the entire agreement and understanding between the parties and supersedes any prior or inconsistent agreements, negotiations, term sheet, representations and promises, written or oral between the parties respecting the subject matter hereof.

Neither Party shall be entitled to rely on any representations or statements made during negotiations other than to the extent that the same are expressly included in the Charter and its appendices.
Without prejudice to Clause 48.2 (Insurances) hereof whereby the Owners/Mortgagee may review and request amendments to the requirements of Insurance, no modification of this Charter shall be binding on either party unless in writing and signed by duly authorized representatives of both parties specifically mentioning that it is amending this Agreement. No modification shall be effected by any type of acknowledgement, order confirmation, sale documents, invoices or similar documents stipulating different conditions by the Charterers, and the Owners hereby give notice of its objection to, and rejection of, any additional or

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different terms or conditions in any such document. No course of prior dealings, no usage of the trade and no course of performance shall be used to modify, supplement or explain any terms used herein or in any contract between the Owners and the Charterers executed in conjunction with this transaction.

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SCHEDULE I
Repurchase Price Schedule
Purchase Option Date	Repurchase Price(US$)
3rd Anniversary	19,130,000
1st Payment Date after 3rd Anniversary	19,063,333
2nd Payment Date after 3rd Anniversary	18,996,667
3rd Payment Date after 3rd Anniversary	18,930,000
4th Payment Date after 3rd Anniversary	18,863,333
5th Payment Date after 3rd Anniversary	18,796,667
6th Payment Date after 3rd Anniversary	18,730,000
7th Payment Date after 3rd Anniversary	18,663,333
8th Payment Date after 3rd Anniversary	18,596,667
9th Payment Date after 3rd Anniversary	18,530,000
10th Payment Date after 3rd Anniversary	18,463,333
11th Payment Date after 3rd Anniversary	18,396,667
4th Anniversary	18,330,000
1st Payment Date after 4th Anniversary	18,260,833
2nd Payment Date after 4th Anniversary	18,191,667
3rd Payment Date after 4th Anniversary	18,122,500
4th Payment Date after 4th Anniversary	18,053,333
5th Payment Date after 4th Anniversary	17,984,167
6th Payment Date after 4th Anniversary	17,915,000
7th Payment Date after 4th Anniversary	17,845,833
8th Payment Date after 4th Anniversary	17,776,667
9th Payment Date after 4th Anniversary	17,707,500
10th Payment Date after 4th Anniversary	17,638,333
11th Payment Date after 4th Anniversary	17,569,167
Charter Period Expiry Date	17,500,000

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SCHEDULE II
Conditions Precedent
1.	Security Parties
(a)	certified copy of the constitutional documents of each Security Party including Certificate of Incorporation, and Memorandum and Articles of Association (or equivalent in its place of incorporation);
(b)
certified copy of resolutions of the board of directors of each Security Party, approving the execution of this Charter and the Security Documents to which it is a party and authorizing a person or persons to execute the same under seal (where appropriate), and any other notices and documents required in connection therewith, and the specimen signature(s) of such person(s);

(c)	original of the power of attorney of each person authorised to execute this Charter or any of the Security Documents on behalf of each Security Party; and
(d)
a certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Schedule II is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder; and

2.	Security Documents
Duly executed originals of:
(a)	the Charterer Account Security Deed;
(b)	the General Assignment;
(c)	the Share Charge;
(d)	the Guarantees; and
(e)	the Manager’s Undertaking.
3.	Legal Opinions
(a)	an English legal opinion addressed to the Owners in such form and substance satisfactory to the Owners;
(b)	a Marshall Islands legal opinion addressed to the Owners in such form and substance satisfactory to the Owners; and
(c)	such other legal opinions as the Owners may require.
4.	Other documents and evidence
(a)	evidence that the Ship Registry of the Flag State has issued a letter acknowledging this Charter (if available);
(b)	all notices, consents, acknowledgements and other documents required to be received, given or exchanged pursuant to the Security Documents having been duly executed in the agreed forms;

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(c)	receipt by the Owners of all the documents that shall be delivered to the Owners under the Share Charge and any other Security Documents;
(d)	evidence that the Delivery Costs, the Advance Hire and the Charterers Arrangement Fee which is due and payable having been paid in accordance with the relevant provisions of this Charter;
(e)	evidence that full payment by the Charterers of all the legal fees with respect to the preparation, negotiation, execution and delivery of this Charter and the Transaction Documents;
(f)
evidence that the Vessel is, or immediately following the Delivery Date will be, insured in accordance with the provisions of this Charter and that all requirements of Clause 48 of this Charter in respect of such Insurances have been complied with;

(g)
if required by the Owners or the Mortgagee, a satisfactory opinion from an insurance consultants approved by the Owners on the insurances effected or to be effected on the Vessel pursuant to the provisions of this Charter;

(h)	evidence that the Vessel is classified and maintained in the highest class (free of outstanding recommendations or conditions of class) with the Classification Society;
(i)
such evidence as the Owners and/or the Mortgagee may require of the Charterers’ compliance with the ISM Code, the ISPS Code and MARPOL and all other international code, convention, regulation applicable to the Vessel;

(j)	the Vessel’s current Tonnage Certificate and International Load Line Certificate;
(k)	the Vessel’s current Cargo Ship Safety Construction, Safety Equipment and Safety Radio Certificates;
(l)	the Vessel’s current Minimum Safe Manning Document;
(m)	the Vessel’s current Safety Management Certificate (SMC) under the ISM Code;
(n)	the Manager’s current Document of Compliance (DOC) under the ISM Code;
(o)	the Vessel’s current International Ship Security Certificate (ISSC);
(p)
the Vessel’s current International Air Pollution Prevention Certificate (IAPPC) in respect of the Vessel, International Oil Pollution Prevention Certificate (IOPP Certificate) and International Sewage Pollution Prevention Certificate (ISPP Certificate);

(q)	a certified true copy of each Project Document and evidence that the Vessel has been delivered to the Sub-Charterer under the Sub-Charter; and
(r)	an amount of not less than the Minimum Balance has been paid into the Charterer Account.

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SCHEDULE III
Loss Payable Clauses
LOSS PAYABLE CLAUSE (for Hull & Machinery)
By a bareboat charter made by [●] (“Owner”) and [●] (“Charterer”) in respect of chartering of m.v. Nord Valiant (“Vessel”), the Owner and the Charterer hereby agree:
(a)	that in the event of actual or constructive or compromised or arranged total loss of the Vessel the proceeds of insurance shall be paid first to the Owner;
(b)
that all other losses not exceeding US$300,000 (United States Dollars Three Hundred Thousand) shall be paid to the Charterer or its order and if the Underwriters or Insurers shall have been so notified by the Owner, then such losses shall be paid to the Owner; and

(c)
that all other losses exceeding US$300,000 (United States Dollars Three Hundred Thousand) shall be paid to the Owner unless the Owner consents in writing to such payment being made directly to the repairers on account of repairs in the course of being effected.

LOSS PAYABLE CLAUSE (for P&I)
“Payment of any recovery which any managers or demise Charterer of m.v. Nord Valiant (“Vessel”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by it shall be made to any managers or demise Charterer of the Vessel or to its order unless and until the Association receives notice from [●] (the “Owner”) that demise Charterer of the Vessel is in a default which is continuing under the bareboat charter dated [.]in respect of the Vessel, in which event all recoveries shall thereafter be paid to the Owner or to its order; provided always that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the latter obligation until after the expiry of two (2) clear business days from the receipt of such notice.”

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SCHEDULE IV
Form of Protocol of Delivery and Acceptance Certificate
PROTOCOL OF DELIVERY AND ACCEPTANCE
FOR M.V. “NORD VALIANT”
m.v. “Nord Valiant” (IMO No.: [●], the “Vessel”) was delivered to and accepted by [●]of the Marshall Islands (the “Charterer”) as charterer of the Vessel, pursuant to the Bareboat Charterparty dated [●] and made between [●]of Hong Kong (the “Owner”) as Owner of the Vessel and the Charterer, at ____ : _____ hours (Beijing Time) on [date]. for and on behalf of Ownerfor and on behalf of Charterer
for and on behalf of Owner [●]	for and on behalf of Charterer [●]

Name: Title:	Name: Title:

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SCHEDULE V
Owners’ Costs Schedule
Date	Owners’ Costs (US$)	Fixed Hire (US$)
Delivery Date	21,655,000
15 January 2019	21,595,367	59,633
15 February 2019	21,535,396	59,971
15 March 2019	21,480,922	54,474
15 April 2019	21,420,304	60,618
15 May 2019	21,361,310	58,995
15 June 2019	21,300,015	61,295
15 July 2019	21,240,362	59,653
15 August 2019	21,178,383	61,979
15 September 2019	21,116,054	62,329
15 October 2019	21,055,394	60,660
15 November 2019	20,992,369	63,025
15 December 2019	20,931,032	61,337
15 January 2020	20,867,303	63,729
15 February 2020	20,803,214	64,089
15 March 2020	20,742,921	60,293
15 April 2020	20,678,128	64,793
15 May 2020	20,615,071	63,057
15 June 2020	20,549,555	65,516
15 July 2020	20,485,794	63,761
15 August 2020	20,419,547	66,247
15 September 2020	20,352,925	66,622
15 October 2020	20,288,088	64,837
15 November 2020	20,220,722	67,365
15 December 2020	20,155,161	65,561
15 January 2021	20,087,044	68,117
15 February 2021	20,018,542	68,503
15 March 2021	19,956,318	62,223
15 April 2021	19,887,076	69,242
15 May 2021	19,819,689	67,387
15 June 2021	19,749,674	70,015
15 July 2021	19,681,534	68,140
15 August 2021	19,610,738	70,796
15 September 2021	19,539,541	71,197
15 October 2021	19,470,251	69,290
15 November 2021	19,398,260	71,991
15 December 2021	19,328,197	70,063
15 January 2022	19,255,402	72,795
15 February 2022	19,182,195	73,207
15 March 2022	19,115,699	66,496
15 April 2022	19,041,702	73,997

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Date	Owners’ Costs (US$)	Fixed Hire (US$)
15 May 2022	18,969,687	72,015
15 June 2022	18,894,864	74,823
15 July 2022	18,822,045	72,819
15 August 2022	18,746,387	75,658
15 September 2022	18,670,301	76,086
15 October 2022	18,596,253	74,048
15 November 2022	18,519,317	76,935
15 December 2022	18,444,443	74,875
15 January 2023	18,366,649	77,794
15 February 2023	18,288,415	78,234
15 March 2023	18,217,352	71,063
15 April 2023	18,138,274	79,078
15 May 2023	18,061,313	76,960
15 June 2023	17,981,352	79,961
15 July 2023	17,903,533	77,819
15 August 2023	17,822,679	80,854
15 September 2023	17,741,368	81,311
15 October 2023	17,662,235	79,133
15 November 2023	17,580,016	82,219
15 December 2023	17,500,000	80,016

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SCHEDULE VI
Adjustment Schedule
Daily Charter Rate: USD3,847 per day
Payment Date / Early Termination Date / Purchase Option Date	Hire (USD)	Fixed Hire (USD)	Variable Hire (USD)	Owners’ Costs (USD)	Repurchase Price (USD)	Early Termination Amount (USD)
24th Payment Date				18,155,161	N/A	19,101,667
25th Payment Date	119,269	16,812	102,458	18,138,350	N/A	18,995,278
26th Payment Date	119,269	16,907	102,363	18,121,443	N/A	18,888,889
27th Payment Date	107,727	15,357	92,371	18,106,086	N/A	18,782,500
28th Payment Date	119,269	17,089	102,181	18,088,997	N/A	18,676,111
29th Payment Date	115,422	16,631	98,791	18,072,367	N/A	18,569,722
30th Payment Date	119,269	17,279	101,990	18,055,087	N/A	18,463,333
31st Payment Date	115,422	16,816	98,606	18,038,271	N/A	18,356,944
32nd Payment Date	119,269	17,471	101,798	18,020,800	N/A	18,250,556
33rd Payment Date	119,269	17,570	101,699	18,003,230	N/A	18,144,167
34th Payment Date	115,422	17,099	98,323	17,986,131	N/A	18,037,778
35th Payment Date	119,269	17,766	101,504	17,968,365	N/A	17,931,389
36th Payment Date	115,422	17,290	98,132	17,951,075	17,825,000	N/A
37th Payment Date	119,269	17,964	101,306	17,933,112	17,933,112	N/A
38th Payment Date	119,269	18,065	101,205	17,915,047	17,915,047	N/A
39th Payment Date	107,727	16,409	91,318	17,898,638	17,898,638	N/A
40th Payment Date	119,269	18,259	101,010	17,880,378	17,880,378	N/A
41st Payment Date	115,422	17,770	97,652	17,862,608	17,862,608	N/A
42nd Payment Date	119,269	18,463	100,807	17,844,145	17,844,145	N/A
43rd Payment Date	115,422	17,968	97,454	17,826,177	17,826,177	N/A
44th Payment Date	119,269	18,668	100,601	17,807,509	17,807,509	N/A
45th Payment Date	119,269	18,774	100,496	17,788,735	17,788,735	N/A

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Payment Date / Early Termination Date / Purchase Option Date	Hire (USD)	Fixed Hire (USD)	Variable Hire (USD)	Owners’ Costs (USD)	Repurchase Price (USD)	Early Termination Amount (USD)
46th Payment Date	115,422	18,271	97,151	17,770,464	17,770,464	N/A
47th Payment Date	119,269	18,983	100,287	17,751,481	17,751,481	N/A
4th Anniversary	115,422	18,474	96,948	17,733,007	17,733,007	N/A
49th Payment Date	119,269	19,194	100,075	17,713,813	17,713,813	N/A
50th Payment Date	119,269	19,303	99,967	17,694,511	17,694,511	N/A
51st Payment Date	107,727	17,533	90,194	17,676,978	17,676,978	N/A
52nd Payment Date	119,269	19,510	99,759	17,657,467	17,657,467	N/A
53rd Payment Date	115,422	18,988	96,434	17,638,480	17,638,480	N/A
54th Payment Date	119,269	19,728	99,542	17,618,752	17,618,752	N/A
55th Payment Date	115,422	19,199	96,223	17,599,553	17,599,553	N/A
56th Payment Date	119,269	19,947	99,322	17,579,605	17,579,605	N/A
57th Payment Date	119,269	20,060	99,210	17,559,546	17,559,546	N/A
58th Payment Date	115,422	19,522	95,900	17,540,023	17,540,023	N/A
59th Payment Date	119,269	20,283	98,986	17,519,740	17,519,740	N/A
60th Payment Date	115,422	19,740	95,682	17,500,000	N/A	N/A

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SCHEDULE VII
Early Termination Amount Schedule
Early Termination Date	Early Termination Amount (US$)
Delivery Date	21,655,000
1st Payment Date after Delivery Date	21,584,861
2nd Payment Date after Delivery Date	21,514,722
3rd Payment Date after Delivery Date	21,444,583
4th Payment Date after Delivery Date	21,374,444
5th Payment Date after Delivery Date	21,304,306
6th Payment Date after Delivery Date	21,234,167
7th Payment Date after Delivery Date	21,164,028
8th Payment Date after Delivery Date	21,093,889
9th Payment Date after Delivery Date	21,023,750
10th Payment Date after Delivery Date	20,953,611
11th Payment Date after Delivery Date	20,883,472
1st Anniversary	20,813,333
1st Payment Date after 1st Anniversary	20,743,194
2nd Payment Date after 1st Anniversary	20,673,056
3rd Payment Date after 1st Anniversary	20,602,917
4th Payment Date after 1st Anniversary	20,532,778
5th Payment Date after 1st Anniversary	20,462,639
6th Payment Date after 1st Anniversary	20,392,500
7th Payment Date after 1st Anniversary	20,322,361
8th Payment Date after 1st Anniversary	20,252,222
9th Payment Date after 1st Anniversary	20,182,083
10th Payment Date after 1st Anniversary	20,111,944
11th Payment Date after 1st Anniversary	20,041,806
2nd Anniversary	19,971,667

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Early Termination Date	Early Termination Amount (US$)
1st Payment Date after 2nd Anniversary	19,901,528
2nd Payment Date after 2nd Anniversary	19,831,389
3rd Payment Date after 2nd Anniversary	19,761,250
4th Payment Date after 2nd Anniversary	19,691,111
5th Payment Date after 2nd Anniversary	19,620,972
6th Payment Date after 2nd Anniversary	19,550,833
7th Payment Date after 2nd Anniversary	19,480,694
8th Payment Date after 2nd Anniversary	19,410,556
9th Payment Date after 2nd Anniversary	19,340,417
10th Payment Date after 2nd Anniversary	19,270,278
11th Payment Date after 2nd Anniversary	19,200,139

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EXECUTION
For and on behalf of the Owners XIANG T89 HK INTERNATIONAL SHIP LEASE CO., LIMITED		For and on behalf of the Charterers MONTE CARLO LAX SHIPPING COMPANY LIMITED

/s/ Lu Zhendong		/s/ Andreas M. Louka
Name:	Lu Zhendong	Name:	Andreas M. Louka
Title:	Director	Title:	Attorney-in-fact